UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BURGER KING HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BURGER KING HOLDINGS, INC.

5505 BLUE LAGOON DRIVE

MIAMI, FLORIDA 33126

October 8, 2008

Dear Shareholder:

It is my pleasure to invite you to the Annual Meeting of Shareholders of Burger King Holdings, Inc. to be held on November 20, 2008 at 9:00 a.m., Eastern Standard Time (“EST”) at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, FL 33126. The Notice of the Annual Meeting and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement.

Under rules recently adopted by the Securities and Exchange Commission, we are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive an Important Notice Regarding Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe that this new process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials.

We look forward to seeing you at the meeting.

Best regards,

John W. Chidsey Chairman and Chief Executive Officer

BURGER KING HOLDINGS, INC.

5505 BLUE LAGOON DRIVE

MIAMI, FLORIDA 33126

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 20, 2008

The annual meeting of shareholders of Burger King Holdings, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126 on Thursday, November 20, 2008 at 9:00 a.m., Eastern Standard Time (“EST”).

The meeting will be held for the following purposes:

1.	To elect ten (10) directors for a term to expire at the 2009 annual meeting of shareholders; and

2.	To ratify the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2009 (“fiscal 2009”).

The Board of Directors has fixed the close of business on September 22, 2008 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Please consider the proposals presented in the proxy statement and vote your shares as promptly as possible.

By Order of the Board of Directors

Anne Chwat General Counsel and Secretary Miami, Florida October 8, 2008

BURGER KING HOLDINGS, INC.

5505 BLUE LAGOON DRIVE

MIAMI, FLORIDA 33126

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 20, 2008

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Burger King Holdings, Inc. (“Burger King Holdings” or the “Company”) to be held on Thursday, November 20, 2008 at 9:00 a.m. (EST) at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126. This proxy statement was prepared under the direction of our Board of Directors (the “Board of Directors” or the “Board”) to solicit your proxy for use at the annual meeting. The notice of this meeting will be mailed to shareholders on or about October 8, 2008.

Why didn’t I receive paper copies of the proxy materials in the mail?

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are now primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the Proxy Statement and the Annual Report to each shareholder. If you received only an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. We believe that this new process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials.

Who may attend the annual meeting?

All shareholders of record at the close of business on September 22, 2008 (the “Record Date”), or their duly appointed proxies, and our invited guests may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the Record Date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

When will the shareholders’ list be available for examination?

A complete list of the shareholders of record as of the Record Date will be available for examination by shareholders of record beginning October 17, 2008 at the Company’s headquarters and will continue to be available through and during the meeting at the Hilton Miami Airport.

Who may vote?

You may vote if you owned our common stock as of the close of business on the Record Date. Each share of our common stock is entitled to one vote. As of the Record Date, there were 134,965,384 shares of common stock outstanding and entitled to vote at the annual meeting.

What will I be voting on?

You will be voting on the following:

•	The election of ten (10) directors for a term to expire at the 2009 annual meeting of shareholders; and

•	The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2009.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board and “FOR” ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2009.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your name with The Bank of New York Mellon, our transfer agent (the “Transfer Agent”)), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on the Notice or if you received a proxy card, by following the instructions on the proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: If you received your proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on November 19, 2008. Internet or telephone voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your vote by proxy will not be counted.

What if I hold my shares in “street name”?

You should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Can I change my mind after I vote?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the meeting; or

•	attending the annual meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee.

Who will count the votes?

A representative of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of elections.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. We encourage you to register all of your shares in the same name and address. You may do this by contacting your broker or the Transfer Agent. The Transfer Agent may be reached at 1-800-524-4458.

Will my shares be voted if I do not provide my proxy?

If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2009 are considered “routine” matters for which brokerage firms may vote unvoted shares. There are currently no other proposals to be voted on at the annual meeting.

May shareholders ask questions?

Yes. Our representatives will answer shareholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

How many votes must be present to hold the meeting?

A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?

In accordance with our bylaws, the nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting (also referred to as a plurality of the votes cast) will be elected. If you mark your proxy to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2009 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.

Shares that abstain from voting as to a particular matter will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions will not be included in vote totals and will not affect the outcome of the voting for either proposal.

Who will pay for this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Will any other matters be voted on at the annual meeting?

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement.

What is the Company’s website address?

Our website address is www.bk.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available on our website in the Investor Relations-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that are filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at 305-378-7696 or by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our Corporate Governance Guidelines, Code of Business Ethics and Conduct, Code of Ethics for Executive Officers, Code of Conduct for Directors and Code of Business Ethics and Conduct for Vendors are located in the Investor Relations-Corporate Governance section of our website. These documents, as well as our SEC filings, are available in print to any shareholder who requests a copy at the phone number or address listed above.

CORPORATE GOVERNANCE PRINCIPLES, COMMITTEES AND DIRECTOR INFORMATION

Director Independence

Until November 19, 2007, we were a “controlled company” within the meaning of the NYSE listing standards because private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (collectively, the “Sponsors”) owned more than 50% of the total voting power of our common stock. Since November 19, 2007, the private equity funds controlled by Sponsors have collectively owned less than 50% of the total voting power of our common stock, and we are no longer a “controlled company” under the NYSE listing standards. The NYSE listing standards require that a majority of the members of our board of directors be independent and that our compensation committee and our nominating and corporate governance committee be composed of only independent directors by November 19, 2008. In accordance with the NYSE transition rules, from November 19, 2007 until February 1, 2008, each of our Compensation Committee and Nominating and Corporate Governance Committee had four members, two of whom were determined to be independent. Since February 1, 2008, our Compensation Committee and Nominating and Corporate Governance Committee have been composed of a majority of independent directors. By November 19, 2008, each of those committees will be composed of only independent directors. Since May 7, 2007, we have complied with the requirements of the Sarbanes-Oxley Act and the NYSE listing standards, which require that our audit committee be composed entirely of independent directors.

The Board of Directors is responsible for determining the independence of our directors. Under the NYSE listing standards, a director qualifies as independent if the Board of Directors affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. The NYSE listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted, as a part of our Corporate Governance Guidelines, director independence standards to assist it in making independence determinations. The Board also considers the recommendations of the Nominating and Corporate Governance Committee which reviews information disclosed by the directors on annual director and officer (“D&O”) questionnaires prepared by us and completed by the directors.

This year our Board conducted evaluations of David A. Brandon, Ronald M. Dykes, Peter R. Formanek, Manuel A. Garcia, Sanjeev K. Mehra, Brian T. Swette and Kneeland C. Youngblood under the NYSE listing standards and the director independence standards set forth in our Corporate Governance Guidelines (collectively, the “Independence Standards”) and other applicable independence standards as described below. The Board affirmatively determined that each of Messrs. Brandon, Dykes, Formanek, Garcia, Mehra, Swette and Youngblood is independent.

In conducting its evaluations of Messrs. Brandon, Swette and Youngblood, the Board determined that none of these directors has a direct or indirect material relationship with us and that each satisfies the Independence Standards. In making its determination of Mr. Swette’s independence, the Board considered the engagement of Mr. Swette as a consultant for TPG Capital. The Board determined that Mr. Swette’s position with TPG Capital does not impair Mr. Swette’s independence under the Independence Standards.

In connection with determining Mr. Garcia’s independence, the Board considered lease payments paid by our subsidiary Burger King Corporation to the estate of Mrs. Clarita Garcia. Manuel A. Garcia, a current director of the Company, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. Our Board determined that the receipt of lease payments by the estate of Mrs. Garcia does not constitute an indirect or direct material relationship with us and that Mr. Garcia satisfies the Independence Standards discussed above.

A special committee created by our Board comprising directors that are not employed by us or designated by the Sponsors (the “Special Committee”) conducted an evaluation of Sanjeev K. Mehra under the

Independence Standards. In making its determination, the Special Committee considered payments by the Company to Goldman, Sachs & Co. and the Goldman Sachs Funds (the “Goldman Group”) and other related person transactions involving the Goldman Group previously disclosed in our SEC filings. As a result of this evaluation and the recommendation of the Nominating and Corporate Governance Committee, the Special Committee affirmatively determined that Mr. Mehra is independent and the Board ratified this determination.

Since Messrs. Dykes, Formanek and Garcia serve on our Audit Committee, the Board also considered whether they satisfied the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and those set forth in Rule 10A-3 of the Exchange Act, which we refer to as the Audit Committee Independence Standards. Our Board also considered the recommendation of the Nominating and Corporate Governance Committee. As a result of this evaluation and in consideration of the recommendation from the Nominating and Corporate Governance Committee, our Board affirmatively determined that Messrs. Dykes, Formanek and Garcia are independent under the Audit Committee Independence Standards.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines are reviewed and revised by the Board as it deems necessary and appropriate and were last revised on November 29, 2007. The Guidelines and the charter for each of the standing committees of the Board are posted on our website at www.bk.com in the Investor Relations-Corporate Governance section and are available in print to any shareholder who requests a copy at the phone number or address listed above.

The Guidelines and the charter for the Nominating and Corporate Governance Committee set forth our policies with respect to Board composition, membership qualifications, responsibilities, size, management oversight, committees and operations. The Nominating and Corporate Governance Committee considers the following criteria when recommending nominees for director: high personal and professional ethics, integrity and values; expertise that is useful to us and complementary to the background and experience of the other members of the Board; ability to devote the time necessary for the diligent performance of duties and responsibilities of Board membership; willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; possession of sound judgment to provide prudent guidance with respect to the operations and interests of the Company; and diversity and other relevant factors as the Board may determine. The Nominating and Corporate Governance Committee considers possible candidates from many sources for nominees for director, including from management, directors and shareholders. The committee considers nominees recommended by shareholders, provided that the shareholder complies with the procedure set forth in our bylaws which is described in “Advance Notice Requirements for Shareholder Submission of Nominations and Proposals” in this proxy statement. Other than the submission requirements set forth in our bylaws, there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

We are subject to a Shareholders’ Agreement with the private equity funds controlled by the Sponsors. This agreement currently gives each Sponsor the right to appoint two directors to the Board of Directors and requires that, with respect to each committee other than the Audit Committee, each of the Sponsors has at least one seat, that Sponsor directors constitute a majority, and that the chairman be a Sponsor director, to the extent such directors are permitted to serve on such committees under SEC and NYSE rules applicable to us. See “Certain Relationships and Related Person Transactions” for more information on the Shareholders’ Agreement, including the stock ownership thresholds required to be maintained by the private equity funds controlled by a Sponsor in order for it to retain these Board of Director and Board committee appointment rights.

As of June 30, 2008, the private equity funds controlled by the Sponsors owned approximately 32% of the Company’s common stock. Based on this reduced level of ownership, Messrs. Andrew B. Balson, David

Bonderman and Adrian Jones, three of the Sponsor-nominated directors, resigned from the Board effective June 30, 2008. Although the Sponsors have elected to reduce their representation on our Board, each Sponsor retains the right to appoint two directors to the Board as described in the above paragraph.

The non-management directors regularly schedule executive sessions of the Board and each of the committees in which management does not participate. The Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees lead executive session discussions on matters within the purview of those committees.

Communication with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors may do so by writing to: Chairman of the Board, c/o Anne Chwat, General Counsel and Secretary, Burger King Holdings, Inc., 5505 Blue Lagoon Drive Miami, FL 33126. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of the Company.

The Board has approved a process for handling correspondence received by the Company and addressed to the Chairman or to non-management members of the Board. Under that process, the General Counsel and Secretary of the Company reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Secretary at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board and Committee Meeting Attendance and Annual Shareholders Meeting Attendance

The Board held five meetings during the fiscal year ended June 30, 2008. Mr. Sanjeev K. Mehra did not attend at least 75% of the aggregate of (a) the total number of meetings of the Board during fiscal 2008, and (b) the total number of meetings held by all committees of the Board on which he served during fiscal 2008.

Although we do not have a specific policy regarding director attendance at our annual meeting of shareholders, all directors are encouraged to attend. We do so by, among other things, holding our annual meeting of shareholders on the same date as one of the Board meetings. All of our directors current, except David A. Brandon, Sanjeev K. Mehra and Brian T. Swette, attended the 2007 annual meeting of shareholders.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The members of each committee are appointed by the Board of Directors and serve one year terms. Each committee has established a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. The Audit Committee charter was last revised on May 31, 2007, the Executive Committee and the Nominating and Corporate Governance Committee charters were last revised on November 7, 2007 and the Compensation Committee charter was last revised on November 29, 2007. Copies of all of our Board committee charters are available on our website at www.bk.com in the Investor Relations-Corporate Governance section and are available in print to any shareholder who requests a copy at the phone number or address listed above.

Audit Committee

The Audit Committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) the qualifications, independence and performance of our independent registered public accounting firm, (iii) the performance of our internal audit function, and (iv) compliance by us with legal and regulatory requirements and our Compliance Program. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Ronald M. Dykes (Chairman), Peter R. Formanek and Manuel A. Garcia. The Board of Directors has determined that (i) Messrs. Dykes, Formanek and Garcia are independent directors under the Independence Standards and the Audit Committee Independence Standards, and (ii) all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules. The Board of Directors also has determined that Mr. Dykes possesses “financial management expertise” under the NYSE rules and qualifies as an “audit committee financial expert” as defined by the applicable SEC regulations.

The Audit Committee held eight meetings in fiscal 2008.

Compensation Committee

The Compensation Committee (i) sets our compensation philosophy and oversees compensation and benefits policies generally, including establishing, reviewing and making recommendations with respect to any incentive compensation and equity based plans that are subject to approval by the Board of Directors, (ii) oversees and sets the compensation and benefits arrangements of our Chief Executive Officer, the CEO Direct Reports (as defined in the Compensation Discussion and Analysis or CD&A) and members of the Board of Directors, (iii) evaluates the performance of the CEO and CEO Direct Reports, and (iv) reviews our management succession plan.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has engaged Mercer Human Resource Consulting, Inc. (“Mercer”), as an outside compensation consultant, to advise the Compensation Committee on matters related to director and executive compensation. Pursuant to its engagement by the Compensation Committee, Mercer:

•	advises the Committee Chair on management proposals as requested;

•	assists the Committee Chair in establishing the calendar and agenda items for Committee meetings, reviewing meeting materials and attending Committee meetings;

•	reviews the Company’s total compensation philosophy, peer group and competitive positioning for reasonableness and appropriateness;

•	reviews the Company’s total executive compensation program and advises the Committee of plans or practices that might be changed to improve effectiveness;

•	provides market data and recommendations on CEO compensation without prior review by management except for necessary fact checking;

•	reviews draft Compensation Discussion & Analysis and related tables for our proxy statement;

•	proactively advises the Committee on best-practice ideas for Board governance of executive compensation; and

•	undertakes special projects at the request of the Committee Chair.

Further details regarding the role that Mercer plays in our executive compensation-setting practices and decisions is provided in the CD&A. In addition, please refer to the “CD&A—Role of Executives in Establishing Compensation” for a discussion regarding the role that executive officers play in our executive compensation setting practices and decisions.

The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in our best interests. Additionally, the charter provides that the Compensation Committee may delegate to one or more of our officers the authority to make grants under our incentive compensation or other equity based plans to any person other than the Chief Executive Officer, the CEO Direct Reports (as defined in the CD&A) or anyone not then covered by Section 16 of the Exchange Act. Further details are provided in the CD&A.

The current members of the Compensation Committee are Messrs. Stephen G. Pagliuca (Chairman), Peter R. Formanek and Sanjeev K. Mehra. Richard W. Boyce resigned from the Compensation Committee on February 1, 2007. Mr. Formanek was appointed to the Compensation Committee on November 7, 2007.

The Compensation Committee held five meetings in fiscal 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has the authority under its charter to (i) identify and recommend potential candidates qualified to become board members, review and evaluate current directors for re-nomination to the Board and recommend directors for appointment or re-appointment to board committees, (ii) make recommendations to the Board of Directors as to independence determinations, (iii) assist the Board of Directors in determining the skills and qualities of individuals for Board membership, (iv) review the composition of the Board of Directors to determine appropriateness of adding or removing individuals, and (v) review and assess the adequacy of our Corporate Governance Guidelines and oversee compliance with such guidelines.

The Nominating and Corporate Governance Committee was established on November 7, 2007 with Messrs. Sanjeev K. Mehra (Chairman), Richard W. Boyce, David A. Brandon and Stephen G. Pagliuca as its members. Mr. Pagliuca resigned from the committee on February 1, 2008.

The Nominating and Corporate Governance Committee held two meetings in fiscal 2008.

Executive Committee

The Executive Committee (formerly the Executive and Corporate Governance Committee) has authority under its charter to exercise the powers and rights of the Board and to take any action that could be taken by the Board (except if prohibited by applicable law or regulation) if the amounts associated with such actions do not individually exceed $25 million. As the former Executive and Corporate Governance Committee, this committee was also responsible for the nominating and corporate governance functions until the Board created the Nominating and Corporate Governance Committee on November 7, 2007.

The current members of the Executive Committee are Messrs. Richard W. Boyce (Chairman), John W. Chidsey, Sanjeev K. Mehra and Stephen G. Pagliuca. Mr. Mehra resigned as Chairman of the Executive Committee on February 1, 2008 and Mr. Boyce was appointed as Chairman.

The Executive and Corporate Governance Committee held two meetings in fiscal 2008.

PROPOSAL 1.     ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall not be fewer than three nor more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the Board. The Board of Directors has fixed the number of directors at 10. The term of office of each director is one year, commencing at this annual meeting and ending at the annual meeting of shareholders to be held in 2009. Each director elected will continue in office until he resigns or until a successor has been elected and qualified.

John W. Chidsey, Richard W. Boyce, David A. Brandon, Ronald M. Dykes, Peter R. Formanek, Manuel A. Garcia, Sanjeev K. Mehra, Stephen G. Pagliuca, Brian T. Swette and Kneeland C. Youngblood currently serve as directors and are the proposed nominees for election as directors to serve for a one-year term expiring at the 2009 annual meeting of shareholders. Messrs. Boyce, Mehra and Pagliuca were appointed to the Board of Directors pursuant to the Shareholders’ Agreement described above under “Corporate Governance Principles, Committees and Director Information—Corporate Governance Principles”.

Each of the nominees has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment. We know of no reason why the nominees would not be able to serve if elected.

NOMINEES FOR ELECTION AT THIS MEETING

The following table sets forth the name, age and principal occupation of each nominee for election as a director of the Company:

John W. Chidsey Director since 2006 Age 46	Mr. Chidsey has served as Chairman of our Board since July 1, 2008 and has served as Chief Executive Officer since April 2006. From September 2005 until April 2006, he served as our President and Chief Financial Officer and from June 2004 until September 2005, he was our President, North America. Mr. Chidsey joined us as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, including Chief Executive Officer of the Vehicle Services Division and the Financial Services Division. Mr. Chidsey is a director of HealthSouth Corporation and is also a member of the Board of Trustees of Davidson College.

Richard W. Boyce Director since 2002 Age 54	Mr. Boyce has been a Partner of TPG Capital (formerly Texas Pacific Group) based in San Francisco, California since January 1997.

David A. Brandon Director since 2003 Age 56	Mr. Brandon is Chairman and CEO of Domino’s Pizza, Inc. and has served in that role since March 1999. From 1989 to 1998, Mr. Brandon served as President and CEO of Valassis Communications, Inc. (a marketing services company) and was Chairman of Valassis from 1997 to 1998. Mr. Brandon is a director of Northwest Airlines Corp., The TJX Companies (a retailer of apparel and home fashions), Domino’s Pizza, Inc. and Kaydon Corporation (a designer and manufacturer of custom engineered performance critical products).

Ronald M. Dykes Director since 2007 Age 61	Mr. Dykes has been a director since April 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes is a director of American Tower Corporation (an operator of wireless communication towers), and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Peter R. Formanek Director since 2003 Age 65	Mr. Formanek has been a private investor since May 1994. Mr. Formanek is a co-founder and retired President of AutoZone, Inc.

Manuel A. Garcia Director since 2003 Age 65	Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., an operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia is Chairman of the Board of Culinary Concepts, Inc. (a catering company) and is a member of the Board of Trustees of Florida State University.

Sanjeev K. Mehra Director since 2002 Age 49	Mr. Mehra has been with Goldman, Sachs & Co. in New York City since 1986, and has been a Managing Director since 1996. Mr. Mehra is a director of the following private companies: Aramark Holdings Corporation (a provider of uniform and career apparel), First Aviation Services, Inc. (a supplier of aircraft parts and components), Sigma Electric (a manufacturer of assemblies containing metal castings and injection molded components), SunGard Data Systems, Inc. (a software and processing solutions company), ADESA, Inc. (an operator of whole car auctions) and Hawker Beechcraft, Inc. (a manufacturer of propeller and jet aircraft).

Stephen G. Pagliuca Director since 2002 Age 53	Mr. Pagliuca has served as a Managing Director of Bain Capital Partners since 1989. Mr. Pagliuca is a director of HCA (Hospital Corporation of America), Warner Chilcott Limited (an international pharmaceutical company) and Gartner, Inc. (a technology research and advisory firm).

Brian T. Swette Director since 2003 Age 54	Mr. Swette served as Non-Executive Chairman of our Board from April 2006 to June 30, 2008. Mr. Swette served as Chief Operating Officer of eBay from 1998 to 2002 and has been a private investor since 2002. Mr. Swette is a director of Jamba, Inc. (a chain of smoothie restaurants), TheLadders.com (an online marketplace for professional employees) and Care.com (an online source for caregiver services).

Kneeland C. Youngblood Director since 2004 Age 52	Mr. Youngblood is a founding partner of Pharos Capital Group, L.L.C., a private equity firm focused on technology, business services and health care companies, and has served as managing partner since January 1998. Mr. Youngblood is a director of Starwood Hotels and Resorts Worldwide, Inc., Gap Inc. and Energy Future Holdings (formerly TXU).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE ABOVE NOMINEES

PROPOSAL 2.     RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG to audit our financial statements for fiscal 2009. For additional information regarding our relationship with KPMG, please see the “Audit Committee Report” below.

Although it is not required to submit this proposal to the shareholders for approval, the Board believes it is desirable that an expression of shareholder opinion be solicited and presents the selection of the independent registered public accounting firm to the shareholders for ratification. Even if the selection of KPMG is ratified by the shareholders, the Audit Committee in its discretion could decide to terminate the engagement of KPMG and engage another firm if the committee determines that this is necessary or desirable. In the event our shareholders do not ratify the appointment of KPMG for fiscal 2009, the appointment will be reconsidered by the Audit Committee.

A representative of KPMG is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF KPMG LLP

AUDIT COMMITTEE REPORT

The Audit Committee has: (i) reviewed and discussed the audited consolidated financial statements of the Company with management; (ii) discussed with KPMG, the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; (iii) received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with KPMG the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2008 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by KPMG was compatible with maintaining such firm’s independence. After reviewing the services provided by KPMG, including all non-audit services, the Audit Committee, in accordance with its charter, appointed KPMG as the independent registered public accounting firm of the Company.

Respectfully submitted,

THE AUDIT COMMITTEE

Ronald M. Dykes, Chairman

Peter R. Formanek

Manuel A. Garcia

August 19, 2008

AUDIT FEES AND SERVICES

The following table sets forth fees for professional services rendered by KPMG for the annual audit of our financial statements for the years ended June 30, 2008 and 2007 and fees billed for other services rendered by KPMG for such years.

	Fiscal Year
Fee Category	2008	2007
	(in thousands)	(in thousands)
Audit Fees (1)	$3,643	$3,466
Audit-Related Fees (2)	151	160
Tax Fees (3)	—	344

Total Fees	$3,794	$3,970

(1)	Annual audit fees primarily consist of fees for the audits of the consolidated financial statements and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations and research work necessary to comply with generally accepted auditing standards. In fiscal 2008, audit fees also included amounts related to the audit of the effectiveness of internal controls over financial reporting and attestation services, including the delivery of comfort letters associated with two secondary offerings of common stock held by the private equity funds controlled by the Sponsors. In fiscal 2007, audit fees also included amounts related to the audit of the effectiveness of internal controls over financial reporting and attestation services, including the delivery of a comfort letter associated with the secondary offering of common stock held by the private equity funds controlled by the Sponsors.
(2)	Audit-Related Fees primarily consist of the fees for financial statement audits of our employee benefit plans, marketing fund, gift card subsidiary and joint venture.
(3)	Tax Fees are the fees for professional services rendered for tax compliance, tax advice and tax planning for various countries, including expatriate tax services for certain employees, primarily members of our senior management.

Pre-approval Policy

Pursuant to its written charter, the Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy under which the Audit Committee has delegated to its chairman the authority to approve services valued at up to $50,000 per engagement. All decisions to pre-approve audit and permitted non-audit services are presented to the full Audit Committee at each of its scheduled meetings.

All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2008 were approved by the full Audit Committee or approved by the chairman of the Audit Committee consistent with the policy described above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, how the Compensation Committee establishes executive compensation, the objectives of our various compensation programs, how performance metrics are selected and evaluated for the various components of our compensation programs and how the performance of our CEO and other NEOs is evaluated and results in the level of compensation awarded under the various components of our compensation program.

As used in this CD&A, the following terms have the following meanings:

•	“BKC” is Burger King Corporation, a Florida corporation;

•	the “CEO” is our Chief Executive Officer;

•	the “CEO Direct Reports” are our executives who report directly to the CEO. All of the NEOs (other than the CEO) are CEO Direct Reports;

•	the “executive officers” are the NEOs, as well as Anne Chwat, EVP, General Counsel and Secretary, Julio Ramirez, EVP, Global Operations, and Peter C. Smith, EVP and Chief Human Resources Officer;

•

the “NEOs” are the following executives: John W. Chidsey, Chairman and CEO; Ben K. Wells, EVP and Chief Financial Officer; Russell B. Klein, EVP and President, Global Marketing, Strategy & Innovation; Charles M. Fallon, Jr., EVP and President, North America; and Peter B. Robinson, EVP and President, EMEA; and

•	“Total Direct Compensation” is annual base salary, cash incentives and long term equity incentives.

Our Compensation Philosophy and Objectives

We believe that compensation is an important tool to further our long term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance principles. Our compensation programs are designed to support our business initiatives by:

•	rewarding superior financial and operational performance;

•	placing a significant portion of compensation at risk if performance goals are not achieved;

•	aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders; and

•	enabling us to attract, retain and motivate top talent.

Our compensation policies are aligned with our business strategy and, for the first time in fiscal 2008, are also aligned with our inclusion and leadership development initiatives. The key elements of our business strategy are:

•	Drive further sales growth;

•	Enhance restaurant profitability;

•	Accelerate new restaurant development and international expansion;

•	Use proactive portfolio management to drive growth; and

•	Employ innovative marketing strategies and expand product offerings.

Our inclusion and leadership development initiatives focus on the following four (4) areas: workforce, community, guests and operators and suppliers. We selected these areas to reinforce the importance of working together as a cohesive group, while respecting and embracing all the differences we bring to the BURGER KING® brand. An executive’s commitment to, and achievement of goals for furthering our business strategy and inclusion and leadership development initiatives discussed above is the basis for our annual compensation decisions.

Our executive compensation program for the CEO and each CEO Direct Report consists of base salary, annual cash incentives, long term equity incentives and executive benefits and perquisites. Annual cash and long term equity incentive programs reward financial and operational performance compared to goals established for the year. Each year, the Compensation Committee approves worldwide and regional financial goals for these programs. Additionally, individual performance objectives are established at the beginning of each fiscal year for all of our employees, including the CEO and each CEO Direct Report. The Compensation Committee recommends, and the Board approves, individual performance objectives for the CEO each fiscal year. The CEO then establishes individual performance objectives for each CEO Direct Report based on the objectives that the Board has set for the CEO. Performance against these pre-established objectives is evaluated by the Compensation Committee following the end of each fiscal year.

These individual performance objectives are intended to support our business strategy and inclusion and leadership development initiatives. For fiscal 2008, our executives’ individual performance was weighted  2/3 for achievement of business objectives and  1/3 for achievement of inclusion and leadership development objectives. For fiscal 2009, the Compensation Committee decided to retain the same formula that it used in 2008. Consequently, the CEO’s and each CEO Direct Report’s individual performance will be measured as they were for fiscal 2008, based  2/3 for achievement of business objectives and  1/3 for achievement of inclusion and leadership development objectives.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is composed entirely of outside directors and is responsible to the Board of Directors and our shareholders for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the Compensation Committee:

•	administers our executive compensation programs;

•	evaluates the performance of the CEO and the CEO Direct Reports;

•	oversees and sets compensation for the CEO and the CEO Direct Reports; and

•	reviews our management succession plan.

All decisions relating to the issuance of equity to our executive officers are subject to review and approval by the Board of Directors until such time as the Compensation Committee meets the independence requirements of Rule 16b-3 of the Exchange Act. In addition, the Board of Directors approves all compensation decisions relating to the CEO.

The Compensation Committee’s charter describes the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter annually. The charter was last revised on November 29, 2007.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage the services of outside advisors, experts and others. Since November 28, 2006, the Compensation Committee has engaged Mercer as an outside compensation consultant to advise the Compensation Committee on matters related to executive compensation. As discussed above under “Corporate Governance Principles, Committees and Director Information—Compensation Committee”, the Compensation Committee annually reviews the market intelligence on compensation trends provided by Mercer and Mercer’s general views on the specific compensation programs designed by us. During fiscal 2008, Mercer assisted the Compensation Committee’s executive compensation-setting process by:

•	Reviewing those companies that comprise our peer group and advising the Compensation Committee on the appropriate levels of adjustment necessary for comparative purposes;

•	Providing a competitive analysis of Total Direct Compensation against our peer group (described below) for our CEO and the CEO Direct Reports;

•	Assisting in the design of our compensation programs for executives and Board members;

•	Reviewing the effectiveness of our compensation programs, including our annual and long term incentive programs, against those of the peer group;

•	Providing data to support our current incentive plan parameters and measures;

•	Assisting in the design of our Stock Ownership Guidelines;

•	Assisting in the implementation of our promotion equity grant policy;

•	Providing advice about compliance with Internal Revenue Code (“IRC”) Section 409A;

•	Reviewing the Compensation Committee’s fiscal 2008 calendar;

•

Calculating for purposes of the 2008 Potential Payment Upon Termination or Change in Control Table the amount of the tax gross-up relating to excise taxes, if any, associated with a termination of the CEO’s employment following a change in control;

•	Assisting in compliance with SEC disclosures regarding executive compensation;

•	Reviewing the tables contained in this proxy statement; and

•	Assisting with the compensation package for our new Senior Vice President, Emerging Markets, EMEA.

In addition to providing services to the Compensation Committee, Mercer also advises Company management on matters related to broad-based compensation and provides Company management with data on compensation practices outside the United States.

Peer Group Comparison

To establish Total Direct Compensation levels for our CEO and the CEO Direct Reports, the Compensation Committee compares our compensation practices and Total Direct Compensation opportunities with those of certain publicly-traded peer companies selected by us. It also considers data reported in various compensation surveys. In making determinations about compensation, however, the Compensation Committee places greater emphasis on the following factors specific to the relevant individual and his or her role:

•	performance and long term potential;

•	nature and scope of the individual’s responsibilities and his or her effectiveness in supporting our long term goals; and

•	Total Direct Compensation of the individual in relation to other CEO Direct Reports.

We believe that the relative pay of each CEO Direct Report as compared to the pay of each other CEO Direct Report and the CEO is one factor of many to be considered in establishing compensation for our CEO

Direct Reports. We have not established a policy regarding the numerical ratio of total compensation of the CEO to that of the CEO Direct Reports, but do review compensation levels to ensure that appropriate internal pay equity exists. The difference between the CEO’s compensation and that of the CEO Direct Reports reflects the significant difference in the nature and scope of their relative responsibilities. The CEO’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executives. As a result, the CEO’s compensation is substantially higher than the compensation of our CEO Direct Reports.

Our peer group is focused on other restaurant and franchise companies. We also include companies in the broader consumer products/services industry and companies with a strong global footprint because we recruit executive talent from a more diverse background and we consider international growth to be a key driver of our success. Additionally, as a highly franchised company, the complexity of managing the overall BURGER KING® system may not be reflected in our actual revenue, so for peer group purposes, we add 50% of the worldwide franchise sales of our system to our total revenue numbers, thereby increasing our annual revenue, for comparison purposes, to approximately $7 billion. Taking into account this first adjustment, our annual revenue is still less than the median of the peer group. Consequently, in consultation with Mercer, we adjust the compensation data from the peer group companies for differences in revenue to provide comparable data for our analysis. We review the peer group and make changes as we deem necessary on an annual basis. While the Compensation Committee uses the adjusted compensation data from our peer group as a reference point, it is not, and was not in fiscal 2008, the determining factor in executive compensation decisions. The adjusted compensation data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels.

For the fiscal 2008 analysis, the companies comprising the peer group and their respective industry groups were:

Peer Group Company	GICS Industry Description
PepsiCo, Inc.	Beverages
The Coca-Cola Company	Beverages
McDonald’s Corp.	Hotels, Restaurants & Leisure
Anheuser-Busch Companies, Inc.	Beverages
Nike, Inc.	Textiles, Apparel & Luxury Goods
Marriott International, Inc.	Hotels, Restaurants & Leisure
Yum! Brands, Inc.	Hotels, Restaurants & Leisure
Starbucks Corp.	Hotels, Restaurants & Leisure
Realogy Corp.	Real Estate Management & Development
Starwood Hotels & Resorts Worldwide, Inc.	Hotels, Restaurants & Leisure
Darden Restaurants, Inc.	Hotels, Restaurants & Leisure
Brinker International, Inc.	Hotels, Restaurants & Leisure
Wyndham Worldwide Corp.	Hotels, Restaurants & Leisure
Wendy’s International, Inc.	Hotels, Restaurants & Leisure
Domino’s Pizza, Inc.	Hotels, Restaurants & Leisure

We will not include Realogy Corp. in our peer group for fiscal 2009 because as of April 10, 2007, shares of this company were no longer publicly listed on a stock exchange. Consequently, information regarding Realogy Corp.’s executive compensation practices is no longer publicly available.

Role of Executives in Establishing Compensation

Our Chief Human Resources Officer administers our employee profit sharing, severance and other benefit plans and trusts, with oversight and supervision by the Compensation Committee. In addition, our Chief Human Resources Officer makes recommendations to the Compensation Committee regarding job leveling and grading for the CEO, the CEO Direct Reports and other senior level employees. Our CEO and Compensation Committee work together to review our management succession planning for these employees.

The CEO annually reviews the individual performance of each of the CEO Direct Reports and provides the Compensation Committee with (i) evaluations of each CEO Direct Report, including an evaluation of each person’s performance against his or her individual performance objectives and (ii) recommendations regarding any increase in each person’s base salary level, the individual performance rating for purposes of calculating his or her annual cash incentive payment and any long term equity award.

The CEO, Chief Human Resources Officer, General Counsel and Vice President of Total Rewards attend Compensation Committee meetings, although they leave the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions.

Elements of Compensation and Benefit Programs

To achieve our policy goals, the Compensation Committee utilizes the following components of compensation: base salary, annual cash incentives, long term equity incentives, benefits and perquisites. Different elements of the total compensation package serve different objectives. Competitive base salaries and benefits are designed to attract and retain employees by providing them with a stable source of income and security over time. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and inclusion and leadership development initiatives and achieve their individual performance objectives. Our grants of long term incentives for our CEO and each CEO Direct Report also are performance-based and linked directly to our business strategy and inclusion and leadership development initiatives and to individual objectives. The use of equity compensation supports the objectives of encouraging stock ownership and aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders, as they share in both the positive and negative stock price returns experienced by other shareholders.

The only retirement programs we provide to our CEO and each CEO Direct Report are the ability to participate in BKC’s 401(k) plan and Executive Retirement Program as described below in the “Executive Benefits and Perquisites” section of this CD&A.

The Compensation Committee uses Total Direct Compensation as its measure when it determines the level and components of compensation for the CEO and the CEO Direct Reports. The Compensation Committee reviews the Total Direct Compensation of the CEO and the CEO Direct Reports using data provided by Mercer and Company management. For the CEO and the CEO Direct Reports, the Compensation Committee places more emphasis on the performance-based components of Total Direct Compensation. For fiscal 2008, the total target performance-based pay for the NEOs ranged from 69% to 83% of their total compensation. Actual payments may vary for the NEOs if the Company exceeds or fails to meet financial and operational targets and may vary for an NEO if he exceeds or fails to meet his individual objectives. The table below sets forth the percentage of targeted and actual components of Total Direct Compensation for the NEOs for fiscal 2008:

	Base Salary		Annual Cash Incentive		Long Term Equity
Name	Target	Actual	Target	Actual	Target	Actual
Mr. Chidsey	16 2/3%	16%	16 2/3%	20%	66 2/3%	64%
Mr. Klein	26%	25%	21%	26%	53%	49%
Mr. Wells	31%	29%	22%	27%	47%	44%
Mr. Fallon	31%	28%	22%	26%	47%	46%
Mr. Robinson	31%	30%	22%	25%	47%	45%

The CEO’s variable pay as a percentage of total pay exceeds that of the other NEOs due to the importance of aligning the interests of the CEO with those of our shareholders and the nature of the CEO’s role and responsibilities as compared to the other NEOs.

Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance that the CEO and each CEO Direct Report brings to his or her position. The Compensation Committee annually reviews and approves the base salary of the CEO and each CEO Direct Report and submits the CEO’s base salary to the Board of Directors for approval. The Compensation Committee considers various factors such as the relevant employment agreement, the executive’s performance and responsibilities, leadership and years of experience, competitive salaries within the marketplace for similar positions, and his or her total compensation package. For fiscal 2008, the CEO Direct Reports decided to forego base salary increases. The Compensation Committee accepted this decision for all of the CEO Direct Reports except Mr. Wells, who received an increase of $50,000 for fiscal 2008 as the Compensation Committee determined this was necessary in order to make his base salary competitive.

On August 19, 2008, the Compensation Committee determined that because the CEO and each NEO satisfied his fiscal 2008 individual business and inclusion and leadership development objectives, the CEO and each NEO would receive a 3% increase in his annual base salary for fiscal 2009. Consequently, the annual base salaries for the NEOs for fiscal 2009 are: Mr. Chidsey, $1,042,875; Mr. Klein, $515,000; Mr. Wells, $494,709; Mr. Fallon $437,750; and Mr. Robinson, $463,500.

Annual Cash Incentive Program

The CEO and the CEO Direct Reports are eligible to receive an annual performance-based cash bonus based on the Company’s performance and their individual performance. The CEO, the CEO Direct Reports and over 1,400 Company employees are eligible to participate in this annual cash incentive program. For fiscal 2008, annual cash incentives were awarded under the BKC Fiscal Year 2008 Restaurant Support Incentive Program (the “RSIP”), which was implemented under our 2006 Omnibus Incentive Plan. This annual cash incentive is calculated for each eligible employee as a percentage of his or her base salary, based on Company and individual performance, as set forth below. The formula for determining an eligible employee’s cash incentive under the RSIP (the “Payout Amount”) is:

Annual Base Salary	X	Target Bonus Percentage	X	Overall Business Performance Factor	X	Individual Performance Multiplier	=	Payout Amount

Target Bonus Percentage: The employment agreement for each NEO establishes the annual target cash bonus opportunity for the NEO, expressed as a percentage of his then current base salary. The target annual cash bonus opportunities for the NEOs, other than Mr. Chidsey, range from 70% to 80% of base salary and the target annual cash bonus opportunity for Mr. Chidsey is equal to 100% of his base salary. Due to the nature of the CEO’s role and responsibilities, the CEO’s target cash bonus opportunity as a percentage of his base salary is greater than that of the other NEOs.

Overall Business Performance Factor: The Overall Business Performance Factor is based on two (2) Company financial performance measures which are equally weighted, as follows:

•	50% on worldwide Company performance and

•	50% on the Company’s performance in the employee’s geographic area of responsibility, which is either worldwide or regional.

For fiscal 2008, EBITDA (earnings before interest, taxes, depreciation and amortization) was the measure used to determine the Overall Business Performance Factor. EBITDA, which is a non-GAAP measure, is used by our management as a supplemental internal measure for planning and forecasting expectations in our business groups and for evaluating actual results against such expectations. By selecting EBITDA as the measure for our overall business performance, it facilitates performance comparisons from period to period. Furthermore, EBITDA is frequently used as a measure of our financial performance by outside financial analysts and investors and therefore is closely aligned with our stockholders’ interests.

We establish worldwide and regional EBITDA targets and minimum amounts which must be achieved in order for any payments to be made under the RSIP. The following payouts may be earned if we achieve the following performance levels:

•	At the “threshold” performance level, a 50% payout may be earned;

•	At the “target” performance level, a 100% payout may be earned; and

•	At the “maximum” performance level, a 200% payout may be earned.

If the actual EBITDA amounts, as adjusted as set forth below (“Incentive EBITDA”), fall between the threshold and target performance levels, the Overall Business Performance Factor would be between 50% and 100%, and if Incentive EBITDA falls between the target and maximum performance levels, the Overall Business Performance Factor would be between 100% and 200%. If Incentive EBITDA falls below the threshold performance level, there would be no payout under the RSIP for that fiscal year.

Given the roles and worldwide scope of responsibility of Messrs. Chidsey, Klein and Wells, the Overall Business Performance Factor for those NEOs was measured on a 100% worldwide basis. The Overall Business Performance Factor for Messrs. Fallon and Robinson, who have regional responsibilities, was measured 50% on a worldwide basis and 50% on their geographic areas of responsibility, which are the North America region for Mr. Fallon and the EMEA region for Mr. Robinson.

Our threshold performance level, target performance level and maximum performance level under the RSIP are based on our Board-approved budget and business plan for the upcoming fiscal year and were as follows for fiscal 2008 (all expressed as EBITDA):

FISCAL 2008 EBITDA PERFORMANCE LEVELS UNDER RSIP (in millions)

Geographic Area	Fiscal 2008 “Threshold” Performance Level	Fiscal 2008 “Target” Performance Level	Fiscal 2008 “Maximum” Performance Level	Fiscal 2008 Incentive EBITDA
Worldwide	362	426	464	441.7
North America	381	448	488	452.6

Our worldwide performance levels are less than our North America performance levels because we allocate corporate overhead at the worldwide level. EBITDA for our EMEA/APAC reportable segment may be derived from the segment financial results information that we provide in our Form 10-K. However, we do not disclose the financial results of the component geographic markets as we believe that this would result in competitive harm. The target EBITDA performance goals for each of our markets, including EMEA, are set at the beginning of each fiscal year with the intent of being challenging, but achievable. Therefore, we anticipate that the targets will be frequently, but not automatically, achieved, while the achievement of maximum performance levels will be reached only if we significantly exceed our budget. For the fiscal years 2006-2008, we achieved our EMEA threshold performance goal once, achieved our EMEA target performance goals twice and did not achieve our EMEA maximum performance goals during any of those three years. Our EBITDA target performance goals are not necessarily the same as that which we may, from time to time, include in our worldwide earnings guidance. However, if EBITDA guidance for a year is given, the EBITDA target established at the beginning of the year is generally within the initial range of earnings guidance that we announced for that year. While we may alter our guidance range during the year, we do not change the EBITDA target for purposes of the RSIP.

For fiscal 2008, our worldwide Incentive EBITDA exceeded our worldwide EBITDA target performance level. In calculating worldwide Incentive EBITDA for fiscal 2008, the Compensation Committee used reported EBITDA for fiscal 2008 as a starting point, subtracted gains from the sale of certain assets and the favorable impact from movement of foreign currency exchange rates and then added back the following items that are one-time non-recurring charges which the Compensation Committee determined were not reflective of our overall financial performance: costs associated with (i) our EMEA and APAC businesses; (ii) temporary closures of restaurants included in our restaurant reimaging program in North America; (iii) our secondary offerings; and (iv) reclassification of bonus expense for certain employees. We also exceeded our EBITDA target performance levels for the North America and EMEA regions.

Individual Performance Multiplier: For fiscal 2008, Individual Performance Multipliers ranged from 0 to 1.25, based on an individual’s performance rating. Individual performance ratings are determined for each employee at the end of each fiscal year based on achievement of that person’s individual performance objectives. Individual performance ratings are given on a scale of between 1 and 5, with 5 being the highest possible rating.

If the Company achieves the Overall Business Performance Factor at the maximum performance level, and the NEOs achieve the highest individual performance rating, the annual cash bonus earned by each of the NEOs would be as follows (expressed as a percentage of base salary): Mr. Chidsey, 250%; Mr. Klein, 200%; and Messrs. Wells, Fallon and Robinson, 175%.

For fiscal 2008, the Compensation Committee evaluated the CEO and reviewed the individual performance evaluations that the CEO completed for each CEO Direct Report at the end of fiscal 2008. All of the NEOs rated Individual Performance Multipliers equal to or greater than 1.0.

The fiscal 2008 RSIP payout amounts for the NEOs are set forth in the following table:

2008 RSIP CASH BONUS

Name	Annual Base Pay ($)	Target Bonus as Percentage of Base Salary	Percentage Payout (% of Base Salary)	Payout Amount ($)
John W. Chidsey	1,012,500	100%	129.0%	1,306,125
Ben K. Wells	480,313	70%	90.3%	433,711
Russell B. Klein	500,000	80%	103.2%	516,000
Charles M. Fallon, Jr.	425,000	70%	92.0%	391,162
Peter B. Robinson	450,000	70%	83.1%	373,968

Long Term Equity Incentives

We believe that long term compensation is a critical component of our executive compensation program as a way to foster a long term focus on our financial results. Long term compensation is an incentive tool that we and the Compensation Committee use to align the financial interests of executives to the creation of sustained shareholder value. We believe that equity incentives are preferable to cash in a long term plan design because:

•	the ultimate value is impacted by share price gains or losses, linking executive returns to those of shareholders;

•	equity incentives provide an opportunity for executives to increase their stock ownership in us;

•	once vested, stock options provide flexibility for executives in deciding when to exercise their options and recognize income; and

•	equity incentives are a common form of pay in most publicly traded companies, and we use these incentives to remain competitive in attracting and retaining executives.

The Compensation Committee has adopted an Equity Grant Policy and the Board of Directors has adopted Stock Ownership Guidelines. These policies are described below in the “Additional Features of our Executive Compensation Programs” section of this CD&A.

We award annual long term equity incentives to the CEO and each CEO Direct Report. These awards represent the largest component of their Total Direct Compensation. The Compensation Committee established individual target awards for fiscal 2008 based on the executive’s level, base salary, and for all NEOs other than the CEO, on individual performance during fiscal 2007. Pursuant to his employment agreement, the CEO’s target award is not subject to adjustment based on his individual performance. For fiscal 2008, the target equity awards for the NEOs as adjusted for individual performance and as a percentage of their base salary were: Mr. Chidsey, 400%; Mr. Klein, 200%; and Messrs. Wells, Fallon and Robinson, 150%. Individual target grants for fiscal 2008 were awarded on August 27, 2007.

Each year, the Compensation Committee decides the appropriate types and mix of equity awards. When we adopted our current long term equity incentive program in fiscal 2006, we anticipated that our annual long term equity awards would be a mixture of 50% performance-based restricted stock and 50% option grants, to provide our executives with a balanced equity portfolio. Because the CEO and several of the CEO Direct Reports had previously received large option grants, the target awards granted to the CEO and those CEO Direct Reports in fiscal 2007 represented only 50% of their ordinary target award. These awards consisted entirely of performance-based restricted stock in order to achieve the desired equity mix.

For fiscal 2008, the Compensation Committee decided to utilize 50% performance-based restricted stock and 50% option grants as the desired equity mix. The fiscal 2008 performance-based restricted stock awards will vest 100% on the third anniversary of the grant date, and the fiscal 2008 option awards will vest ratably over four years.

The fiscal 2008 performance-based restricted stock awards for the CEO and other NEOs were subject to increase or decrease by up to 50% at fiscal year end, based upon the financial performance of the Company during fiscal 2008. The measure of the Company’s performance for this purpose for fiscal 2008 was profit before taxes (“PBT”). We use PBT because this measure is simple and objective, emphasizes controlling costs and increasing profits and is a key driver for total shareholder return. PBT excludes the impact of taxes, which only a few participants have the ability to impact. Additionally, our use of PBT as the financial metric for our long term equity incentive program complements our use of EBITDA in our annual cash incentive program.

The threshold, target and maximum PBT levels for purposes of increasing or decreasing the number of shares of performance-based restricted stock for fiscal 2008 are set forth in the following table:

2008 PBT PERFORMANCE LEVELS (in millions)

Fiscal 2008 “Threshold” Performance Level	Fiscal 2008 “Target” Performance Level	Fiscal 2008 “Maximum” Performance Level	Fiscal 2008 Incentive PBT
229	269	307	288.3

For fiscal 2008, we exceeded our PBT target. In making this determination, the Compensation Committee used reported PBT for fiscal 2008 as a starting point, and then made the same adjustments used in calculating fiscal 2008 Incentive EBITDA for purposes of the RSIP (“Incentive PBT”). Consequently, the number of shares of performance-based restricted stock actually awarded for fiscal 2008, after adjustment for Company performance and the resulting leverage factor, was as follows: Mr. Chidsey, 103,201; Mr. Wells, 18,359; Mr. Klein, 25,482; Mr. Fallon, 16,244; and Mr. Robinson, 17,200.

The Compensation Committee decided to retain the same equity mix and vesting schedule for the Company’s fiscal 2009 long term equity incentive program to maintain our desired equity mix. In accordance with the Compensation Committee’s recommendation and approval by our Board, on August 22, 2008, the Company granted the NEOs a combination of equity grants, with 50% of the value earned paid in the form of stock options and 50% of the value earned paid in the form of performance-based restricted stock awards. The option awards will vest ratably over four years and the performance-based restricted stock awards will have a one year performance period ending June 30, 2009, and will vest 100% on the third anniversary of the grant date. For the reasons discussed above regarding why we use PBT, the Compensation Committee determined that PBT will continue to be used as the measure of the Company’s performance for the fiscal 2009 long term equity incentive awards. For fiscal 2009, the target equity award for each NEO, as a percentage of his base salary, is as follows: Mr. Chidsey, 400%; Mr. Klein, 200%; and Messrs. Wells, Fallon and Robinson, 150%.

Executive Benefits & Perquisites

In addition to base salary, annual cash bonuses and long term equity incentives, we provide the following executive benefit programs:

Executive Retirement Program

The Executive Retirement Program (“ERP”) is a non-qualified excess benefits program available to senior-level U.S. employees. This program permits voluntary deferrals of up to 50% of base salary and 100% of cash bonus until retirement or termination of employment. Deferrals become effective once an executive has reached his or her applicable 401(k) contribution limit. Amounts deferred, up to a maximum of 6% of base salary, are matched by us on a dollar-for-dollar basis. Depending on the level at which we achieve specified financial performance goals, accounts under the plan also may be credited with up to an additional 6% of base salary by us. The financial performance goals for fiscal 2008 were based on the EBITDA levels described in the “Annual Cash Incentive Program” section of this CD&A. The financial performance goals for fiscal 2009 also will be based on EBITDA. Prior to fiscal 2008, all accounts earned interest at the same fixed interest rate. Beginning in fiscal 2008, all amounts earned interest at a rate that reflects the performance of investment funds that the employee selects from a pool of funds. All of our contributions vest ratably over the three-year period beginning on the date the employee commences employment. Our performance-based contribution for fiscal 2008 was 4.6% of base salary for all participating employees. Effective July 1, 2007, we established a rabbi trust to invest compensation deferred under the ERP and fund future deferred compensation obligations. Further details for the NEOs are provided in the 2008 All Other Compensation Table and the 2008 Nonqualified Deferred Compensation Table.

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs, which is paid by us, is limited to the lesser of $1.3 million or 2.75 times base salary. Further details are provided in the 2008 All Other Compensation Table.

Executive Health Plan

The Executive Health Plan is offered to all of our NEOs except Mr. Robinson while he is on temporary assignment outside the U.S. and serves as a fully insured supplement to the medical plan provided to all BKC employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care for the NEO and his eligible dependents are reimbursed up to an annual maximum of $100,000. While Mr. Robinson is on temporary assignment outside of the U.S., he receives medical and dental coverage through Cigna International. The Company pays the premiums for this insurance coverage, which pays 100% of most of Mr. Robinson’s medical and dental expenses and those of his eligible dependents. Further details are provided in the 2008 All Other Compensation Table.

Perquisites

Each NEO is provided with an annual perquisite allowance to be used at his discretion. Currently, the annual allowance is $50,000 for Mr. Chidsey and $35,000 for Messrs. Wells, Klein, Fallon and Robinson. Mr. Robinson has the use of a company car in Switzerland and the income imputed to him under Swiss law is deducted from his annual perquisite allowance. The amount deducted for fiscal 2008 was $5,728. In addition to Mr. Chidsey’s annual perquisite allowance, he is entitled to personal use of a private charter jet and private car service, which are not subject to tax gross-up. Additional information regarding perquisites provided to the NEOs is set forth in the 2008 Perquisites Table.

Certain Other Benefits

BKC also maintains a comprehensive benefits program consisting of retirement income and health and welfare plans. The objective of the program is to provide full time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment and/or income received as an active employee. BKC’s health and welfare plans consist of life, disability and health insurance benefit plans that are available to all full-time employees. BKC also provides a 401(k) plan that is available to all eligible full-time employees. The 401(k) plan includes a matching feature of up to 6% of the employee’s base salary.

Employment Agreements, including Change in Control and Severance Arrangements

Employment Agreement with Mr. Chidsey

On April 7, 2006, BKC entered into an employment agreement with Mr. John W. Chidsey, BKC’s CEO. The term of the agreement ends on April 6, 2009. At the end of the term, the agreement automatically extends for additional three-year periods, unless either party provides notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Mr. Chidsey currently receives an annual base salary of $1,042,875. The employment agreement provides that Mr. Chidsey’s target annual cash bonus opportunity is 100% of his base salary; however, Mr. Chidsey has the opportunity to earn up to 250% of his base salary if the Company achieves its financial objectives at the maximum performance level and Mr. Chidsey receives the maximum individual performance rating pursuant to the RSIP. Mr. Chidsey may elect to receive up to 50% of his annual cash bonus in such non-cash form as the Compensation Committee makes available to members of our senior management team. On an annual basis, Mr. Chidsey also is entitled to receive a target annual performance-based equity grant (consisting of restricted stock, stock options or any combination thereof as determined by the Compensation Committee) with a grant date value equal to 400% of his base salary as described in the “Elements of Compensation and Benefit Programs” section of this CD&A. Mr. Chidsey also is entitled to receive an annual perquisite allowance of $50,000 and private charter jet usage for business travel (and up to $100,000 per year for personal use). Additional information regarding Mr. Chidsey’s private charter jet usage is set forth in the 2008 Perquisite Table.

If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason or due to his death or disability (as such terms are defined in the employment agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual cash bonus (or three times, if his termination occurs after a change in control). This severance amount will be payable over a period of six months on our regular payroll dates, commencing on the six month anniversary of the termination date and ending on the one year anniversary of the termination date. Mr. Chidsey also will be entitled to continued coverage under BKC’s medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination (or three-year period, if his termination occurs after a change in control). If Mr. Chidsey’s employment is terminated due to his death or disability or during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by Mr. Chidsey will vest in full and he will have one year to exercise such awards. Among other events, a resignation for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board) constitutes a termination by BKC without cause under the employment agreement. If any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, we will provide Mr. Chidsey with a related tax gross-up payment, unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax.

Employment Agreements with Messrs. Wells, Klein, Fallon and Robinson

Mr. Ben K. Wells, EVP and Chief Financial Officer, Mr. Russell B. Klein, EVP and President, Global Marketing, Strategy and Innovation, Mr. Charles M. Fallon, Jr., EVP and President, North America, and Mr. Peter B. Robinson, EVP and President, EMEA, are subject to one-year employment agreements with BKC. At the end of the term, each executive’s employment agreement automatically extends for an additional one-year period and will continue to be so extended unless BKC provides notice of non-renewal at least 90 days prior to the expiration of the relevant period. On July 1, 2008, these agreements automatically extended for a period of one year each. The current term of each of the agreements ends on June 30, 2009. The NEOs currently receive annual base salaries of $494,709 for Mr. Wells, $515,000 for Mr. Klein, $437,750 for Mr. Fallon, and $463,500 for Mr. Robinson. Each of Messrs. Wells, Fallon and Robinson is eligible to receive a performance-based annual cash bonus with a target payment equal to 70% of his annual base salary if the Company achieves the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-based annual cash bonus of up to 175% of his base salary if the Company achieves its financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Mr. Klein is eligible to receive a performance-based annual cash bonus with a target payment equal to 80% of his annual base salary if the Company achieves the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-based annual cash bonus of up to 200% of his base salary if the Company achieves its financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Each executive may elect to receive up to 50% of his annual bonus in the form of restricted stock units or in any other non-cash form that the Compensation Committee makes available to members of BKC’s senior management team. Each executive also is entitled to receive an annual perquisite allowance of $35,000 and is eligible to participate in our long term equity programs.

If BKC terminates the executive’s employment without cause or if the executive terminates his employment with good reason (as defined in the relevant agreement), he will be entitled to receive his then current base salary and perquisite allowance for one year, payable in equal installments over one year beginning on the termination date, a pro-rata bonus for the year of termination and continued coverage for one year under BKC’s medical, dental and life insurance plans for the executive and his eligible dependents. Additionally, if the executive’s employment is terminated at any time within 24 months after a change in control of the Company either without cause or by the executive for good reason, all options held by the executive will become fully vested upon termination and he will have 90 days to exercise such options. See the 2008 Potential Payments Upon Termination or Change in Control Table for a description of accelerated vesting of other types of equity upon termination of employment without cause or for good reason following a change in control.

The potential payments and benefits to the NEOs in the event of a termination of employment or change in control are described below in the 2008 Potential Payments Upon Termination or Change in Control Table.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his employment agreement (i) not to compete with us during the term of his employment and for one year after termination of employment; (ii) not to solicit our employees or franchisees during the term of his employment and for one year after termination; and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance and other benefits to the executive and we have the right to require the executive to repay any severance amounts already paid to him. See the “Clawback Policy” section of this CD&A for information about our right to recoup economic gains from equity grants if an employee violates any restrictive covenants contained in his or her employment or separation agreement.

Additional Features of our Executive Compensation Programs

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 for the CEO, CFO and the next three highest compensated officers of the Company. Because of our status as a newly public company, our existing compensation programs are eligible for special relief from this tax rule. Once this relief expires, the Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that individual exceptions may occur.

Equity Grant Policy

On February 28, 2007, the Compensation Committee adopted an Equity Grant Policy governing the issuance of equity awards. Under the Equity Grant Policy, the Compensation Committee may delegate to one of our officers the authority to make grants to any person other than the CEO, the CEO Direct Reports or our executive officers, except that until the Compensation Committee meets the independence requirements of Rule 16b-3 of the Exchange Act, all equity awards to the CEO and other executive officers are subject to review and approval by the Board of Directors.

Under the Equity Grant Policy, our annual employee grants are made on August 21st of each year and our mid-year grants are made on March 21st of each year. The Company, with the approval of the Compensation Committee or pursuant to the delegation of authority described above, also may make additional grants at its discretion. These additional grants are generally made for purposes of recognition and retention, and to newly hired executives, and are to be awarded on the first day of the month following the date of approval of the equity award, or at a later date designated by the approving authority. No grants may be made on any of these predetermined dates if the grant date would fall on or within five days preceding our release of material non-public information. In such event, the grant date must be postponed until the first business day following the release.

Under the Equity Grant Policy, we set the exercise price of options and the fair market value of other equity awards at the closing price of our common stock on the NYSE on the date of the grant, or, if there is no reported sale on the grant date, then on the last preceding date on which any reported sale occurred.

Executive Stock Ownership Guidelines

On September 13, 2007, the Board adopted Executive Stock Ownership Guidelines (the “Guidelines”) establishing minimum equity ownership requirements for our CEO, executive vice presidents and senior vice presidents. The purposes of the Guidelines are to align the interests of those executives with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined as a multiple of the executive’s annual base salary, based upon the executive’s level, as follows: 4 times base salary for our CEO, 2.5 times base salary for Mr. Klein, 2 times base salary for all other executive vice presidents, 1.75 times base salary for all regional presidents and one times base salary for all other senior vice presidents.

The Guidelines identify the types of equity that may be considered in determining whether an executive has met the minimum ownership requirement. Executives will have between three and five years to reach the minimum requirement, depending upon the date they commenced employment with us. If an executive does not meet his or her minimum required ownership within the proscribed time period, then until he or she meets the requirement, he or she must retain 100% of all net shares received from the exercise or settlement of equity awards granted under our incentive plans. Once an executive achieves his or her minimum required ownership on or after the applicable deadline, he or she must maintain the minimum required ownership for as long as he or she is an employee.

Clawback Policy

As described in our standard equity award agreements issued after April 2006, the Compensation Committee has the right to seek to recoup economic gains realized during the preceding year from the vesting, exercise or settlement of equity grants from an employee who violates any post-employment restrictive covenants contained in his or her employment or separation agreement, including non-compete and confidentiality obligations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

THE COMPENSATION COMMITTEE

Stephen G. Pagliuca, Chairman

Peter R. Formanek

Sanjeev K. Mehra

September 5, 2008

EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)		Total ($)
John W. Chidsey Chief Executive Officer	2008	1,012,500	0	1,923,623	694,343	1,306,125	0	434,190		5,370,781
	2007	1,009,135	0	1,140,693	338,589	1,336,500	8,741	333,018		4,166,676

Ben K. Wells Chief Financial Officer	2008	479,147	0	241,280	439,933	433,711	0	126,109		1,720,180
	2007	428,883	0	96,886	373,184	398,698	589	95,237		1,393,477

Russell B. Klein	2008	500,000	0	359,679	414,721	516,000	0	146,610		1,937,010
President, Global Marketing, Strategy & Innovation	2007	500,000	300,000	151,978	321,118	529,447	4,773	110,845		1,918,161

Charles M. Fallon, Jr. President, North America	2008	425,000	0	281,109	489,515	391,162	0	128,575		1,715,361
	2007	425,000	0	300,840	331,582	451,094	511	314,592		1,823,619

Peter B. Robinson President, EMEA (6)	2008	450,000	0	97,498	327,188	373,968	0	566,922	(7)	1,815,576

(1)	Please refer to our fiscal 2007 proxy statement and accompanying footnotes for additional information relating to fiscal 2007 compensation.
(2)	Amounts shown in this column include (i) the accounting expense recognized by us in fiscal 2007 and fiscal 2008 related to the unvested portion of stock option awards made after February 16, 2006 (the “Post-IPO Options”) and (ii) the accounting expense that would have been recognized by us in fiscal 2007 and fiscal 2008 relating to the unvested portion of stock option awards made prior to February 16, 2006 (the “Pre-IPO Options”) if these options had been subject to the “modified prospective transition method” for public companies. As discussed in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007 and Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2008, since we applied the minimum value method to options granted prior to our becoming a public company, as permitted under SFAS No. 123, to calculate the grant date fair value of our Pre-IPO Options using the Black-Scholes option pricing model for pro forma stock based compensation disclosure, we did not recognize any expense associated with Pre-IPO Options in our financial statements for fiscal 2007 or fiscal 2008 and will not in any future periods.

The assumptions and methodology used to calculate the accounting expense for the Post-IPO options recognized in fiscal 2007 are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007, and for the Post-IPO Options recognized in fiscal 2008, are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2008. The assumptions and methodology used to calculate the expense associated with the Pre-IPO Options for purposes of this 2008 Summary Compensation Table are set forth below:

Valuation and amortization method— We determined the fair value of the Pre-IPO Options using the Black-Scholes option-pricing formula. This fair value was then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Pre-IPO Options expire 10 years from the grant date and generally vest ratably over a five-year service period commencing on the grant date.

Expected Term—The expected term represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to contractual terms of the awards, vesting schedules and expectations of future employee behavior. We determined the expected term of the Pre-IPO Options using the simplified method for “plain vanilla” options as discussed in Section D, Certain Assumptions Used in Valuation Methods, of SEC Staff Accounting Bulletin No. 107. Based on the results of applying the simplified method, we used five years as the expected term for all Pre-IPO Options.

Expected Volatility—As we were not a publicly-traded company on the date that any of the Pre-IPO Options were granted, we have elected to base our estimate of the expected volatility of our common stock on the historical volatility of a group of our peers whose historical share prices for the relevant time frame are publicly available. The time frame used was five years prior to grant date.

Expected Dividend Yield—We used historical dividend yield trends as an estimate for future yields for all Pre-IPO Options. As we did not declare dividends prior to February 16, 2006, the dividend yield used for all Pre-IPO Options was 0.00%.

Risk-Free Interest Rate—We based the risk-free interest rate used in the Black-Scholes valuation method at the time of the stock option grant on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected term.

The following assumptions were used to estimate the fair value of the Pre-IPO Options reflected in the 2008 Summary Compensation Table:

	Pre-IPO Option Grant Date
	1/1/06 – 2/15/06	2005	2004	2003
Average expected term	5 yrs.	5 yrs.	5 yrs.	5 yrs.
Expected volatility	31.84%	32.97% – 36.62%	40.06% – 42.30%	43.91% – 45.15%
Weighted-average volatility	31.84%	33.28%	39.94%	42.99%
Risk-free interest rate	4.78%	3.88% – 4.78%	3.48% – 3.98%	3.88% – 3.98%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted-average fair value	$7.94	$3.87	$1.54	$1.53

(3)	The amounts reported in this column reflect compensation earned for fiscal 2008 and fiscal 2007 performance under the RSIP. We pay cash incentives under the RSIP in the fiscal year following the fiscal year in which they were earned. On August 19, 2008, the Compensation Committee determined that we had exceeded the relevant worldwide EBITDA target and the relevant EBITDA targets for the North America and EMEA regions, and the Compensation Committee approved the CEO’s and each CEO Direct Report’s individual performance measures and cash incentive payment. The Compensation Committee also submitted the CEO’s individual performance measures and cash incentive payment for approval to the Board of Directors. On August 20, 2008, the Board approved the Compensation Committee’s recommendations. Fiscal 2008 cash incentive payments were made in September 2008.
(4)	There were no “above market” earnings for fiscal 2008. The amounts reported reflect the “above market” earnings for fiscal 2007 on income previously earned and deferred by each NEO under the ERP. The ERP is described in the “Executive Benefits & Perquisites” section of the CD&A.
(5)	This column includes the fiscal 2008 perquisites described below in the 2008 Perquisites Table. This column also includes expatriate benefits for Mr. Robinson, executive medical expenses for all NEOs, life insurance premiums, dividend payments and dividend equivalents as described in Footnote 3 to the 2008 All Other Compensation Table, and the Company’s matching and performance-based contributions to the Company’s 401(k) plan and ERP, as described below in the 2008 All Other Compensation Table.
(6)	Mr. Robinson became an NEO in fiscal 2008. Consequently, his compensation data for fiscal 2007 is not included in this table.
(7)	The exchange rates used for Mr. Robinson’s expatriate benefits which were paid in Swiss Francs and British Pounds are based on the one day average historical rate as found on OANDA.com on June 30, 2008, as follows: 1 CHF = 0.9823 USD and 1 GBP = 1.99542 USD. The exchange rate used for the income imputed to Mr. Robinson for the use of a company car in Switzerland was established in May 2007 when we first quantified this imputed income. This rate is based on the Bloomberg rate on April 30, 2007, which was as follows: 1 CHF = 0.82829 USD.

2008 PERQUISITES TABLE

Our NEOs received the following perquisites during fiscal 2008:

Name	Year	Perquisite Allowance (1) ($)	Personal Travel ($)		Auto Expenses / Car Service ($)		Executive Relocation ($)		Miscellaneous (5) ($)	Total Perquisites ($)
John W. Chidsey	2008	50,000	141,328	(2)	6,048	(3)	0		1,083	198,459
Ben K. Wells	2008	35,000	0		0		0		0	35,000
Russell B. Klein	2008	35,000	0		0		0		936	35,936
Charles M. Fallon, Jr.	2008	35,000	0		0		25,580	(4)	978	61,558
Peter B. Robinson	2008	35,000	0		19,080	(1)	0		84	54,164

(1)	These perquisite allowances were paid to the NEOs in accordance with their respective employment agreements. Each NEO uses the perquisite allowance at his discretion. Mr. Robinson has the use of a company car in Switzerland and the income imputed to him under Swiss law is deducted from his annual perquisite allowance. The amount deducted for fiscal 2008 was $5,728. The cost to the Company for this car in fiscal 2008 was $24,808, paid in Swiss Francs, and the exchange rate used to convert this car payment into U.S. dollars is based on the OANDA rate set forth in footnote 9 to the 2008 Summary Compensation Table. The difference between the income imputed to Mr. Robinson under Swiss law ($5,728) and the cost to the Company ($24,808) is $19,080, which is set forth in the column titled “Auto Expenses/Car Service” in this table.
(2)

Pursuant to his employment agreement, Mr. Chidsey is entitled to private charter jet usage for personal use of up to $100,000 per year. However, under his employment agreement, only hourly charges and fuel surcharges are to be considered for purposes of this $100,000 allowance. In accordance with SEC guidance, the amounts included in this column have been calculated utilizing the actual invoice amount, which we believe more accurately reflects the incremental cost to the Company for this perquisite. The aggregate incremental cost to the Company for Mr. Chidsey’s personal usage of the Company aircraft was $141,328 for fiscal 2008. Mr. Chidsey is fully responsible for all taxes associated with his personal use of the Company aircraft; however, the Company provides tax reimbursement for required spousal travel on the Company aircraft when associated with Mr. Chidsey’s business use of such aircraft. No such spousal travel was required during fiscal 2008.

(3)	Mr. Chidsey is entitled to personal use of a car service, and the charges for this perquisite totaled $5,954. Also included in this column are the costs paid by the Company for personal use of a Company car by Mr. Chidsey during fiscal 2008. Mr. Chidsey is fully responsible for all taxes associated with this perquisite.
(4)	This amount represents relocation expenses paid in accordance with our relocation policy in fiscal 2008 of $17,228, plus a tax gross-up of $8,352.
(5)	Represents miscellaneous gifts, event tickets, fees and services paid or provided by the Company, any tax gross-ups associated with these items and the tax gross-up associated with Mr. Robinson’s use of a company car in Switzerland.

2008 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites ($)	Welfare Plans (1) ($)	Company Contributions to Retirement and 401(k) Plans (2) ($)	Dividend Equivalents Earned (3) ($)	Expatriate Benefits ($)		Total ($)
John W. Chidsey	2008	198,459	9,878	107,325	118,528	0		434,190
Ben K. Wells	2008	35,000	27,664	51,836	11,609	0		126,109
Russell B. Klein	2008	35,936	33,529	53,000	24,145	0		146,610
Charles M. Fallon, Jr.	2008	61,558	9,599	46,031	11,387	0		128,575
Peter B. Robinson	2008	54,164	30,535	47,623	4,300	430,300	(4)	566,922

(1)	Amounts in this column reflect life insurance premiums paid by us and payments made by us under the Executive Health Plan and the health plan applicable to Mr. Robinson. The amounts for each NEO for fiscal 2008 life insurance premiums and executive health plan are as follows: Mr. Chidsey, $1,875 and $8,003, respectively; Mr. Wells, $4,421 and $23,243, respectively; Mr. Klein, $3,151 and $33,529, respectively; Mr. Fallon, $1,691 and $7,908, respectively; and Mr. Robinson, $7,908 and $22,627, respectively.
(2)	The amounts in this column represent Company matching contributions to the 401(k) plan and the ERP and the Company’s profit sharing contribution to the ERP for fiscal 2008, as follows:

Company Matching Contributions to 401(k) and ERP and Company Profit Sharing Contribution to ERP

NEO	Fiscal 2008 Company Matching Contributions— 401(k) ($)	Fiscal 2008 Company Matching Contributions— ERP ($)	Fiscal 2008 Profit Sharing Contribution— ERP ($)
Mr. Chidsey	13,800	46,950	46,575
Mr. Wells	14,884	14,858	22,094
Mr. Klein	13,385	16,615	23,000
Mr. Fallon	13,731	12,750	19,550
Mr. Robinson	16,538	10,385	20,700

(3)	Quarterly dividends and dividend equivalents in the amount of $0.0625 per share were paid by the Company to record owners of shares, in the case of dividends, and accrued by the Company for the holders of vested and unvested restricted stock units, restricted stock and performance-based restricted stock, in the case of dividend equivalents, as of September 14, 2007, December 11, 2007, March 17, 2008 and June 11, 2008 in fiscal 2008. The amounts in this column represent accrued dividend equivalents earned on vested and unvested restricted stock units, restricted stock and performance-based restricted stock. Messrs. Chidsey, Klein and Fallon had restricted stock units settle during fiscal 2008 and were paid the following amounts, which represent dividends that accrued on these restricted stock units during fiscal 2007 and fiscal 2008: Mr. Chidsey, $39,519; Mr. Klein, $13,529; and Mr. Fallon, $1,487.

(4)	This column represents expatriate benefits received by Mr. Robinson during fiscal 2008 in connection with his temporary assignment from the U.S. to Switzerland. Included in the total number is (i) $172,922 housing assistance, plus tax gross-up of $2,544; (ii) $125,915 estimated Swiss individual income tax payments, plus tax gross-up of $1,853; (iii) $62,517 cost of living allowance, plus tax gross-up of $32,539; and (iv) the U.S. dollar value of tax preparation services and medical and dental insurance coverage and home leave for Mr. Robinson and his family, plus applicable tax gross-ups. The amounts included in this column for housing assistance, estimated Swiss individual income taxes, cost of living allowance and home leave and a portion of the dental and medical insurance coverage were paid in either Swiss Francs or British Pounds and converted to U.S. Dollars based upon the exchange rates described in Footnote 7 to the 2008 Summary Compensation Table.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date (1)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Potential Payouts Under Equity Incentive Plan Awards (3)			All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Chidsey	8/27/07	8/20/07	506,250	1,012,500	2,531,250	43,362	86,723	130,085	241,646	23.35	4,049,993
Ben K. Wells	8/27/07	8/20/07	168,110	336,219	840,548	7,714	15,427	23,141	42,987	23.35	720,466
Russell B. Klein	8/27/07	8/20/07	200,000	400,000	1,000,000	10,707	21,413	32,120	59,665	23.35	999,993
Charles M. Fallon, Jr.	8/27/07	8/20/07	148,750	297,500	743,750	6,825	13,650	20,475	38,036	23.35	637,492
Peter B. Robinson	8/27/07	8/20/07	157,500	315,000	787,500	7,227	14,453	21,680	40,274	23.35	674,996

(1)	The Compensation Committee recommended and the Board approved the fiscal 2008 grants at meetings held on August 14, 2007 and August 20, 2007, respectively. The approvals required that the grants be made on August 27, 2007 in accordance with the Company’s Equity Grant Policy described in the CD&A.
(2)	The amounts reported in this column reflect potential payments based on fiscal 2008 performance under the RSIP. The “Maximum” estimated potential payout reflects what an NEO would earn if the Company met or exceeded its financial performance goals at the maximum level and the NEO received the highest individual performance rating. A description of the RSIP and our “Threshold,” “Target” and “Maximum” Payout Amounts is included in the CD&A. Fiscal 2008 cash incentive payments were made in September 2008. The actual amounts paid under the RSIP are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the 2008 Summary Compensation Table.
(3)	In August 2007, we made a tandem grant of option and performance-based restricted stock awards to each NEO. The amounts reported under the “Threshold”, “Target” and “Maximum” columns above relate only to the performance-based restricted stock awards made under our 2006 Omnibus Incentive Plan. The performance-based restricted stock awards granted to the NEOs, other than the CEO, were calculated as follows: the NEO’s current salary, multiplied by the target equity award as a percentage of base salary, adjusted by the NEO’s individual performance factor (which may result in an award of up to 20% more or less than actual salary), divided by two, then divided by the closing stock price on the grant date. For the CEO, the number of performance-based restricted shares is calculated similarly; however, his percentage of base salary is not subject to adjustment based on his individual performance. The actual number of performance-based restricted shares granted is reflected in the “Target” column above. If the Company achieves its target PBT, this is the number of performance-based restricted shares that will be earned at the end of the one-year performance period. The number of performance-based restricted shares that will be earned by the NEO at the end of the one-year performance period is then subject to a decrease of up to 50% for all NEOs if the Company achieves PBT between the “Threshold” and “Target” levels or an increase of up to 50% for all NEOs if the Company achieves PBT between the “Target” and “Maximum” levels. For fiscal 2008, Incentive PBT exceeded the plan target. As a result, the awards for all NEOs were increased by 19%, which was the leverage factor for the CEO and all executive vice presidents. The actual number of performance-based restricted shares granted for fiscal 2008, taking the leverage factor into consideration, is set forth in Footnote 6 below.
(4)	The options granted in August 2007 were made under our Equity Incentive Plan. The options awarded to the NEOs, other than the CEO, were calculated as follows: the NEO’s current salary, multiplied by the target equity award as a percentage of base salary, adjusted by the NEO’s individual performance factor (which may result in an award of up to 20% more or less than actual base salary), divided by two, then divided by the economic value of our stock on the grant date, which was $8.38 per share. For the CEO, the number of options is calculated similarly; however, his percentage of base salary is not subject to adjustment based on his individual performance.
(5)	Reflects the closing price of our common stock on the NYSE on August 27, 2007, the fiscal 2008 annual equity grant date.

(6)	The amounts reflected in this column represent the target performance-based restricted stock award issued to each NEO on August 27, 2007 (the grant date), not taking into account the Company performance leverage factor described in Footnote 3 to this table, plus the value of the options we granted in August 2007. The leveraged amounts for the performance-based restricted stock awards were determined in August 2008, based upon the Company’s Incentive PBT for fiscal 2008. The actual amounts granted, after taking into account the Company performance leverage factor and the corresponding values using the closing price on August 27, 2007, are as follows:

Post-Leverage PBRS Grants

NEO	Fiscal 2008 Actual PBRS Granted (#)	Fiscal 2008 Value of PBRS Granted ($)
Mr. Chidsey	103,201	2,409,743
Mr. Wells	18,359	428,683
Mr. Klein	25,482	595,005
Mr. Fallon	16,244	379,297
Mr. Robinson	17,200	401,620

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Name		Exercisable	Unexercisable
John W. Chidsey	3/01/04	421,537	105,385	3.80	3/01/14	8/21/06	160,142	(2)	4,290,204
	3/01/04	231,845	57,962	11.39	3/01/14	5/17/06	126,462	(3)	3,387,917
	8/01/04	142,047	94,699	3.80	8/01/14	8/27/07	103,201	(2)	2,764,755
	6/08/04	142,058	35,515	3.80	6/08/14
	6/08/04	75,772	18,943	11.39	6/08/14
	8/27/07	0	241,646	23.35	8/26/17

Ben K. Wells	8/21/05	16,563	31,616	10.25	8/21/15	8/21/06	28,075	(2)	752,129
	2/14/06	52,692	79,039	21.64	2/14/16	8/27/07	18,359	(2)	491,838
	5/17/06	28,963	47,424	17.00	5/16/16
	8/27/07	0	42,987	23.35	8/26/17

Russell B. Klein	8/21/03	59,189	59,190	3.80	8/21/13	8/21/06	44,039	(2)	1,179,805
	8/21/05	4,042	12,125	10.25	8/21/15	8/27/07	25,482	(2)	682,663
	5/17/06	52,692	79,039	17.00	5/16/16
	8/27/07	0	59,665	23.35	8/26/17

Charles M. Fallon, Jr.	5/17/06	84,307	126,462	17.00	5/16/16	8/21/06	25,522	(2)	683,734
	6/02/06	11,602	17,405	18.91	6/01/16	8/27/07	16,244	(2)	435,177
	8/27/07	0	38,036	23.35	8/26/17

Peter B. Robinson	10/1/06	37,500	112,500	15.96	9/30/16	8/27/07	17,200	(2)	460,788
	8/27/07	0	40,274	23.35	8/26/17

(1)	All stock options granted prior to August 21, 2006 vest 20% per year on the anniversary date. All stock options granted on August 21, 2006 and thereafter vest 25% per year on the anniversary date.
(2)	These performance-based restricted stock awards vest 100% on the third anniversary of the grant date with the following exception: Mr. Chidsey’s award granted on August 21, 2006 vests 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.
(3)	This restricted stock unit award vests in equal installments over five years, on each anniversary date.
(4)	The market value of unvested restricted stock unit awards and unvested performance-based restricted stock awards has been established by multiplying the number of unvested shares by $26.79, which was the closing price of our stock on June 30, 2008, the last business day of our 2008 fiscal year.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) (3) ($)
John W. Chidsey	0	0	42,153	1,282,716
Ben K. Wells	4,514	80,259	0	0
	2,652	29,252
Russell B. Klein	0	0	15,018	352,623
Charles M. Fallon, Jr.	0	0	7,933	208,162
Peter B. Robinson	0	0	0	0

(1)	Values are based on the fair market value of a share of our common stock at the time of exercise on the exercise dates which were as follows:

NEO	Exercise Date	Exercise Price ($)	Fair Market Value on Exercise Date ($)
Ben K. Wells	June 2, 2008	10.25	28.03
Ben K. Wells	June 2, 2008	17.00	28.03

(2)	Values are based on the closing market price on the vesting date, or, if there is no reported sale on the vesting date, then on the last preceding date on which any reported sale occurred. The closing market prices were as follows:

NEO	Vesting Date	Closing Market Prices on Vesting Date ($)
John W. Chidsey	May 17, 2008	30.43
Russell B. Klein	September 1, 2007	23.48
Charles M. Fallon, Jr.	December 3, 2007	26.24

(3)	The values contained in this column represent the value of restricted stock units that vested during fiscal 2008, including restricted stock units for Mr. Klein that vested on September 1, 2007 but did not settle until January 3, 2008, pursuant to the terms and conditions of his individual award agreement.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

This table reports the fiscal 2008 contributions by the NEOs and the Company to the ERP and the aggregate account balances for the NEOs. Details of the ERP are discussed in the CD&A. Further details for the NEOs are provided in the 2008 All Other Compensation Table.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
John W. Chidsey	46,731	93,525	(41,438)	0	556,409
Ben K. Wells	14,858	36,952	(2,291)	0	76,079
Russell B. Klein	16,154	39,615	(21,353)	0	260,823
Charles M. Fallon, Jr.	238,297	32,300	(27,486)	0	294,178
Peter B. Robinson	10,385	31,085	125	0	74,925

(1)	Amounts in this column include profit sharing contributions which were paid in fiscal 2009 but were earned in fiscal 2008.
(2)	All amounts deferred by the NEO, or credited to his account by us, earned interest at a rate that reflects the performance of investment funds that the NEO selected from a pool of funds. Each NEO may change his selections at any time, subject to any individual fund restrictions.
(3)	All of the amounts reported in the “Executive Contributions in Last Fiscal Year” and “Company Contributions in Last Fiscal Year” are also reported as compensation in the 2008 Summary Compensation Table. We reported the following aggregate balances for our NEOs for fiscal 2007, which was the year we filed our first proxy statement: Mr. Chidsey, $508,839; Mr. Wells, $50,872; Mr. Klein, $252,176; and Mr. Fallon, $70,616.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The potential payments and benefits that would be provided to each NEO as a result of certain termination events are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on June 30, 2008. The employment agreements we entered into with Messrs. Chidsey, Wells, Klein, Fallon and Robinson define “cause,” “good reason” and “change in control” for purposes of determining severance payments and benefits. Please refer to the “Employment Agreements, including Change in Control and Severance Arrangements,” and “Clawback Policy” sections of the CD&A for additional details on the severance payments and benefits and change in control provisions that affect our NEOs.

Name	Benefit	Termination w/o Cause or for Good Reason ($) (1) (2)	Termination w/o Cause After Change in Control ($) (3)(4)(5)	Termination for Good Reason After Change in Control ($) (3)(4)(5)	Death and Disability ($) (6)
John W. Chidsey	Severance (7)	2,025,000	3,037,500	3,037,500	2,025,000
	Bonus	2,025,000	3,037,500	3,037,500	2,025,000
	Accelerated Vesting (8)	N/A	17,874,896	17,874,896	17,874,896
	Value of Benefits Continuation (9)	33,186	49,779	49,779	33,186
	Perquisite Allowance (10)	100,000	150,000	150,000	100,000
	Outplacement Services	N/A	N/A	N/A	N/A
	Total	4,183,186	24,149,675	24,149,675	22,058,082

Ben K. Wells	Severance (7)	480,313	480,313	480,313	N/A
	Bonus	336,219	336,219	336,219	336,219
	Accelerated Vesting (8)	N/A	2,786,103	2,786,103	N/A
	Value of Benefits Continuation (9)	16,593	16,593	16,593	N/A
	Perquisite Allowance (10)	35,000	35,000	35,000	N/A
	Outplacement Services	28,500	28,500	28,500	N/A
	Total	896,625	3,682,728	3,682,728	336,219

Russell B. Klein	Severance (7)	500,000	500,000	500,000	N/A
	Bonus	400,000	400,000	400,000	400,000
	Accelerated Vesting (8)	N/A	4,402,834	4,402,834	N/A
	Value of Benefits Continuation (9)	16,593	16,593	16,593	N/A
	Perquisite Allowance (10)	35,000	35,000	35,000	N/A
	Outplacement Services	28,500	28,500	28,500	N/A
	Total	980,093	5,382,927	5,382,927	400,000

Charles M. Fallon, Jr.	Severance (7)	425,000	425,000	425,000	N/A
	Bonus	297,500	297,500	297,500	297,500
	Accelerated Vesting (8)	N/A	2,624,969	2,624,969	N/A
	Value of Benefits Continuation (9)	16,593	16,593	16,593	N/A
	Perquisite Allowance (10)	35,000	35,000	35,000	N/A
	Outplacement Services	28,500	28,500	28,500	N/A
	Total	802,593	3,427,562	3,427,562	297,500

Peter B. Robinson	Severance (7)	450,000	450,000	450,000	N/A
	Bonus	315,000	315,000	315,000	315,000
	Accelerated Vesting (8)	N/A	1,817,706	1,817,706	N/A
	Value of Benefits Continuation (9)	16,593	16,593	16,593	N/A
	Perquisite Allowance (10)	35,000	35,000	35,000	N/A
	Outplacement Services	28,500	28,500	28,500	N/A
	Total	845,093	2,662,799	2,662,799	315,000

(1)	If Mr. Chidsey’s employment is terminated without cause or for good reason or due to his death or disability (as such terms are defined in his employment agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual bonus, continued coverage under our medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination.
(2)	If any of the NEOs, other than Mr. Chidsey, is terminated without cause (as such term is defined in the relevant employment agreement), he will be entitled to receive his then current base salary and his perquisite allowance for one year, a pro-rata bonus for the year of termination and continued coverage for one year under our medical, dental and life insurance plans for him and his eligible dependents. Additionally, each of the NEOs will receive these benefits if his employment is terminated for good reason (as such term is defined in the relevant employment agreement).
(3)	A change in control, without a termination of employment, will not in itself trigger any severance payments or vesting of equity. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement) are included in the “Termination w/o Cause After Change in Control” and the “Termination for Good Reason After Change in Control” columns of this table.
(4)

If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason after a change in control (as defined in his employment agreement), he will be entitled to receive an amount equal to three times his annual base salary and target annual bonus. He also will be entitled to continued coverage under our medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the three-year period following termination. Additionally, if Mr. Chidsey’s employment is terminated during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by him will vest in full. If Mr. Chidsey resigns for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board), his resignation would constitute a termination by us without cause under his employment agreement.

(5)	All equity granted to Messrs. Wells, Klein, Fallon and Robinson will fully vest upon termination if his employment is terminated at any time within 24 months after a change in control either without cause or by him for good reason.
(6)	If an NEO dies or becomes disabled (as such term is defined in the relevant employment agreement), the NEO is entitled to receive his target bonus, as if he had been employed for the entire fiscal year. For Mr. Chidsey, any severance payments made by BKC as a result of his termination upon his death or disability will be reduced by the value of any BKC paid life and disability benefits he or his family are entitled to receive. The term “disability” is defined in all NEO employment agreements as a physical or mental disability that prevents or would prevent the performance by the NEO of his duties under the employment agreement for a continuous period of six months or longer.
(7)	Pursuant to the terms of the respective NEO’s employment agreement, each NEO has agreed to non-competition, non-solicitation and confidentiality restrictions that last for one year after termination. If the NEO breaches any of these covenants, we will cease providing any severance and other benefits to him, and we have the right to require him to repay any severance amounts already paid. In addition, as a condition to receiving the separation benefits, each NEO must sign a separation agreement and release in a form approved by us, which includes a waiver of all potential claims. Mr. Chidsey, unlike the other NEOs, is entitled to receive severance upon his death. In the case of his death, his estate must sign the release in order to receive severance benefits.
(8)	The amounts in this table represent the fair market value on June 30, 2008 of the unvested portion of the NEO’s equity that would vest upon the occurrence of a triggering event. The fair market value of the Company’s common stock on June 30, 2008 was $26.79 per share.
(9)	The NEOs are entitled to continued participation in the Executive Health Plan for the relevant severance period specified in Footnotes 1, 2 and 4 above.
(10)	The perquisites allowance will be paid to the NEO during the relevant severance period specified in Footnotes 1, 2 and 4 above.

DIRECTOR COMPENSATION

Under our director compensation program, the non-management Chairman of the Board receives an annual deferred stock award with a fair market value on the grant date of $120,000 and each other non-management director receives an annual deferred stock award with a grant date fair value of $85,000. The annual deferred stock grant vests in quarterly installments over a 12 month period. On November 29, 2007, the non-management directors received their annual grant of deferred stock for calendar year 2008.

In addition, the non-management Chairman receives an annual retainer of $80,000 and the other non-management directors receive an annual retainer of $50,000. The chair of the Audit Committee receives an additional $20,000 fee and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $10,000 fee. Directors have the option to receive their annual retainer and their chair fees either 100% in cash or 100% in shares of deferred stock. Directors who elected to receive their 2008 calendar year annual retainer and/or chair fees in deferred stock will receive these deferred stock awards on November 20, 2008, which is the date of the fiscal 2008 annual shareholders’ meeting. These awards will be fully vested on the grant date.

All deferred stock grants, whether the annual grant or deferred stock granted in lieu of a cash retainer or chair fees, will be settled upon termination of Board service. No separate committee fees are paid and no compensation is paid to management directors for Board or committee service. All directors or their employers, in the case of the Sponsor directors, are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.

As of July 1, 2008, John W. Chidsey became our Chairman of the Board and, as a member of management, he is not entitled to receive any compensation under our director compensation program.

FISCAL 2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3)($)	All Other Compensation ($) (4)	Total ($)
Andrew B. Balson (5)	50,000	84,975	2,165	137,140
David Bonderman (5)	50,000	84,975	2,165	137,140
Richard W. Boyce	50,000	84,975	2,165	137,140
David A. Brandon	50,000	84,975	2,165	137,140
Ronald M. Dykes	70,000	84,975	1,370	156,345
Peter R. Formanek	50,000	84,975	1,805	136,780
Manuel A. Garcia	50,000	84,975	1,805	136,780
Adrian Jones (5)	50,000	84,975	2,165	137,140
Sanjeev K. Mehra	60,000	84,975	1,805	146,780
Stephen G. Pagliuca	60,000	84,975	2,237	147,212
Brian T. Swette	80,000	119,984	3,125	203,109
Kneeland C. Youngblood	50,000	84,975	1,805	136,780

(1)

Board service fees are calculated based on a calendar year (January through December), but our fiscal year runs from July 1st through June 30th. Our non-employee directors must make their deferral elections prior to January 1st in order to defer their annual retainers and chair fees for that year. Therefore, the amounts in this column represent annual retainers and chair fees for a portion of two calendar years, one from July 1, 2007 through December 31, 2007 and the other from January 1, 2008 through June 30, 2008. The following chart identifies our directors’ deferral elections for the portions of calendar years 2007 and 2008 comprising our fiscal year and the fair market value of the 2007 deferred stock award paid in fiscal 2008, which was based on the closing market price of a share of our common stock on November 29, 2007. The calendar year 2007 deferred stock award was granted on November 29, 2007 and the calendar year 2008 deferred stock award will be granted on November 20, 2008, and such award will be based on the closing market price of a share of our common stock on such date.

Director	Deferral Elections for July 1, 2007 through December 31, 2007 Retainer and Chair Fees	Deferral Election for January 1, 2008 through June 30, 2008 Retainer and Chair Fees
Richard W. Boyce and David A. Brandon	Deferred Retainer: $25,000 value	Deferred Retainer: $25,000 value

Brian T. Swette	Deferred Retainer: $40,000 value	Deferred Retainer: $40,000 value

Andrew B. Balson, David Bonderman and Adrian Jones	Deferred Retainer: $25,000 value	Deferred Retainer, but resigned effective June 30, 2008, before deferred stock award was issued Cash: $25,000

Stephen G. Pagliuca	Deferred Retainer and Chair Fee: $30,000 value	Deferred Retainer and Chair Fee: $30,000 value

Ronald M. Dykes	Deferred Retainer: $25,000 value Cash: $10,000 (Chair Fee)	Deferred Retainer and Chair Fee: $35,000

Peter R. Formanek and Kneeland C. Youngblood	No Deferral Cash: $25,000	No Deferral Cash: $25,000

Manuel A. Garcia	No Deferral Cash: $25,000	Deferred Retainer: $25,000 value

Sanjeev K. Mehra	No Deferral Cash: $30,000	Deferred Retainer and Chair Fee: $30,000 value

(2)	The grant date fair value of these awards is based on the closing market price of a share of our common stock on the November 29, 2007 grant date ($26.01 per share) for all directors, which is also the compensation cost for this grant recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions and methodology used to calculate the compensation cost are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2008.
(3)	As of June 30, 2008, Mr. Formanek was the only director to have options outstanding. As of such date, Mr. Formanek held 75,587 vested options. As of June 30, 2008, all of our directors had the following deferred stock awards outstanding: Messrs. Balson, Bonderman, Boyce, Brandon and Jones, 9,958 shares, Mr. Dykes, 6,655 shares; Messrs. Formanek, Garcia, Mehra and Youngblood, 8,036 shares; Mr. Pagliuca, 10,342 shares; and Mr. Swette, 14,422 shares.
(4)	Quarterly dividends in the amount of $0.0625 per share were paid by the Company to shareholders of record as of September 14, 2007, December 11, 2007, March 17, 2008 and June 11, 2008. The amounts reflected in this column represent dividend equivalents accrued on vested and unvested deferred stock issued by the Company to the directors. Messrs. Balson, Bonderman and Jones resigned effective June 30, 2008. All dividends that accrued during fiscal 2007 and fiscal 2008 on the deferred stock held by these directors were paid to them on July 21, 2008, in the amount of $2,455 each.
(5)	Messrs. Balson, Bonderman and Jones resigned effective June 30, 2008. Each of these former directors elected to defer his 2008 annual retainer, but because their resignations were effective prior to the date their deferred stock awards were issued, they each received a cash payment of $25,000 in lieu of deferred stock. This amount represented their respective retainers for the period beginning January 1, 2008 and ending June 30, 2008. Upon termination of service, their vested deferred stock settled and the unvested portion was forfeited. Upon their resignations, we issued 8,324 shares of stock to each of Messrs. Balson, Bonderman and Jones in settlement of their vested deferred stock, and the remaining 1,634 shares of unvested deferred stock issued to each of these directors were forfeited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-management directors serve on the Compensation Committee of the Board of Directors: Stephen G. Pagliuca (Chairman), Peter R. Formanek and Sanjeev K. Mehra. Richard W. Boyce served on the Compensation Committee until he resigned on February 1, 2008. No directors on the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of our executive officers served on the board of directors or compensation committee of another entity, one of whose executive officers served on the Company’s Board of Directors or its Compensation Committee.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information as of September 22, 2008, regarding the beneficial ownership of our common stock by:

•	Each of our directors and NEOs;

•	All directors and executive officers as a group; and

•	Each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock.

As of September 22, 2008, our outstanding equity securities consisted of 134,965,384 shares of common stock. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon the conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of September 22, 2008. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled on or within 60 days of September 22, 2008 are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for each listed stockholder is: c/o Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock, par value $.01 per share
Name and address of beneficial owner	Number	Percentage of Class
Named Executive Officers and Directors
John W. Chidsey (1)	1,286,400	*
Ben K. Wells (1)	112,336	*
Russell B. Klein (1)	336,459	*
Charles M. Fallon, Jr. (1)	127,201	*
Peter B. Robinson (1)	85,068	*
Richard W. Boyce (1)	9,958	*
David M. Brandon (1)	19,958	*
Ronald M. Dykes (1)	6,655	*
Peter R. Formanek (1)	223,623	*
Manuel A. Garcia (1)	70,599	*
Sanjeev K. Mehra (1)(3)(6)	13,926,685	10.3%
Stephen G. Pagliuca (1)(2)	13,591,618	10.1%
Brian T. Swette (1)	115,047	*
Kneeland C. Youngblood (1)	8,036	*
All Executive Officers and Directors as a group (17 persons) (1)	30,219,737	22.1%

5% Stockholders
FMR LLC (4)	6,866,223	5.1%

Investment funds affiliated with Bain Capital Investors, LLC (5)	13,581,276	10.1%

Investment funds affiliated with The Goldman Sachs Group, Inc. (6)	13,926,685	10.3%

TPG BK Holdco LLC (7)	15,131,497	11.2%

*	Less than one percent (1%)
(1)	Includes beneficial ownership of shares of common stock for which the following persons hold options exercisable on or within 60 days of September 22, 2008: Mr. Chidsey, 911,019 shares; Mr. Wells, 112,336 shares; Mr. Klein, 194,070 shares; Mr. Fallon, 105,418 shares; Mr. Robinson, 85,068 shares; Mr. Formanek, 75,587 shares; and all directors and executive officers as a group, 1,630,868 shares. Also includes beneficial ownership of shares of common stock underlying deferred stock units held by the following persons that have vested or will vest on or within 60 days of September 22, 2008 and will be settled upon termination of Board service: each of Messrs. Boyce and Brandon, 9,958 shares; each of Messrs. Formanek, Garcia and Youngblood, 8,036 shares; Mr. Dykes, 6,655 shares; Mr. Pagliuca, 10,342 shares; and Mr. Swette, 14,422 shares; and all non-employee directors as a group, 83,479 shares. See Footnotes 3 and 6 below for more information regarding the deferred stock held by Mr. Mehra.
(2)	Mr. Pagliuca is a Managing Director and Member of Bain Capital Investors, LLC. Mr. Pagliuca may be deemed to share voting and dispositive power with respect to all the shares of common stock held by each of the Bain Capital investment funds referred to in Footnote 5 below. Mr. Pagliuca disclaims beneficial ownership of securities held by these investment funds except to the extent of his pecuniary interest therein.
(3)	Mr. Mehra is a managing director of Goldman, Sachs & Co. Mr. Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds and Goldman, Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock units he receives in his capacity as a director of the Company for the benefit of The Goldman Sachs Group, Inc. See Footnote 6 below for information regarding The Goldman Sachs Group, Inc.
(4)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 13, 2008 by FMR LLC. FMR LLC filed the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and Fidelity International Limited on a joint basis, but each is of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). FMR LLC has the sole power to vote or to direct the vote regarding 2,920,013 of these shares and the sole power to dispose or to direct the disposition of 6,866,223 of these shares. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02106.
(5)	The shares included in the table consist of: (i) 10,403,858 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 3,117,905 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose managing and sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 59,513 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. The shares included in the table are based solely on the Form 4 filed with the SEC on May 12, 2008 by BCI on behalf of itself and its reporting group. The business address of BCI is 111 Huntington Avenue, Boston, MA 02199.
(6)

The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which The Goldman Sachs Group, Inc. refers to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 7,262,660 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 2,638,973 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 303,562 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 2,306,145 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 106,837 shares of common stock owned by Bridge Street Special Opportunities Fund 2000,

L.P.; (vi) 213,675 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 356,124 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 412,941 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 141,944 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 157,364 shares of common stock owned by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

Goldman, Sachs & Co. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 10,100 shares of common stock. Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. may each be deemed to beneficially own indirectly, in the aggregate, 13,900,225 shares of common stock through certain limited partnerships described in this Footnote, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member. Goldman, Sachs & Co. is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the limited partnerships.

The Goldman Sachs Group, Inc. may be deemed to beneficially own 16,360 shares of common stock pursuant to the 2006 Omnibus Incentive Plan, consisting of 8,036 deferred shares granted to Sanjeev K. Mehra, a managing director of Goldman, Sachs & Co. in his capacity as a director of the Company and 8,324 deferred shares granted to Adrian M. Jones, a managing director of Goldman, Sachs & Co., in his capacity as a director of the Company at the time of the grant. Mr. Mehra has an understanding and Mr. Jones had an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such deferred shares for the benefit of The Goldman Sachs Group, Inc. The grant of 16,360 deferred shares is fully vested. The deferred shares granted to Mr. Mehra will be settled upon termination of Board service and the deferred shares granted to Mr. Jones were settled upon termination of his board service effective as of June 30, 2008. Each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. disclaims beneficial ownership of the deferred shares of common stock except to the extent of its pecuniary interest therein.

The shares included in the table are based solely on the Form 4 filed with the SEC on July 2, 2008 by The Goldman Sachs Group, Inc. on behalf of itself and its reporting group.

The business address for The Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004.

(7)	The shares included in the table are directly held by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco LLC. David Bonderman and James Coulter are directors, officers and sole shareholders of Advisors III, and therefore, David Bonderman, James Coulter and Advisors III may each be deemed to beneficially own the shares directly held by TPG BK Holdco LLC. The shares included in this table are based solely on the Form 4 filed with the SEC on May 12, 2008 by Advisors III. The business address for TPG BK Holdco LLC is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership and changes in ownership of our common stock. To the best of our knowledge, all required reports were filed on time and all transactions by our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities were reported on time, except for a Form 3 filed for Julio Ramirez on September 25, 2007. The failure to timely report was inadvertent and, as soon as the oversight was discovered, the Form 3 was promptly filed.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

In May 2007, our Board of Directors adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family members is the related person. The related person transactions discussed below were entered into before the adoption of this written policy.

Shareholders’ Agreement

In connection with our acquisition of BKC, we entered into a shareholders’ agreement dated June 27, 2003 with BKC and the private equity funds controlled by the Sponsors, which was amended and restated on May 17, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides for (i) the right of each Sponsor to appoint two members to our Board, (ii) the right of each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, for Sponsor directors to constitute a majority of the membership of each committee and for the chairman of the committees to be Sponsor directors, to the extent that such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, (iii) drag-along and tag-along rights and transfer restrictions, (iv) shelf, demand and piggyback registration rights and (v) the payment of expenses and the grant of certain indemnities relating to those registration rights. A Sponsor’s right to appoint directors will be reduced to one director if the stock ownership of the private equity funds controlled by that Sponsor drops to 10% or less of our outstanding common stock, and will be eliminated if the stock ownership of the private equity funds controlled by that Sponsor drops to 2% or less of our outstanding common stock. The right to appoint directors to board committees terminates if the private equity funds controlled by the Sponsors no longer collectively beneficially own 30% or more of our outstanding common stock. Three of our current directors, Messrs. Boyce, Mehra and Pagliuca, were appointed pursuant to the Shareholders’ Agreement.

The Shareholders’ Agreement also includes customary indemnification provisions against liabilities under the Securities Act incurred in connection with the registration of our debt or equity securities. We agreed to reimburse legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by these persons.

Expense Reimbursement to the Sponsors

We have reimbursed the Sponsors for certain travel-related expenses of their employees who are members of our Board in connection with meetings of the Board of Directors in amounts that are consistent with amounts reimbursed to the non-Sponsor directors.

Under the Shareholders’ Agreement, we paid a total of approximately $2 million of expenses on behalf of the Sponsors in connection with secondary offerings of our common stock held by the private equity funds controlled by the Sponsors in November 2007 and May 2008, including registration and filing fees, printing fees, accountants’ and attorneys’ fees and “road-show” expenses.

Restaurant Lease

The late Mrs. Clarita Garcia was the landlord under a lease with BKC for a Burger King restaurant located in Orlando, Florida. Manuel A. Garcia, a current director of the Company, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. BKC became the lessee in March 1996, prior to Mr. Garcia being named a director of the Company. The lease expires in February 2018. During fiscal 2008, BKC paid approximately $130,430 (including taxes) in rent payments to the estate of Mrs. Garcia.

OTHER BUSINESS

The Board and management do not know of any other matters to be presented at the annual meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETING

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2009, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than June 10, 2009 and must comply with the requirements of SEC Rule 14a-8. Written requests for inclusion should be addressed to: Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: General Counsel and Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

A shareholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2009 annual meeting of shareholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require that shareholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement and a consent signed by the nominee evidencing a willingness to serve as a director, if elected. Our bylaws require that shareholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Under the advance notice requirements of our bylaws, the proposal or recommendation for nomination must be received by the Company’s General Counsel and Secretary no later than June 10, 2009, or if the date of the 2009 annual meeting is more than 30 days before or after November 20, 2009, not later than the close of business on the 90th day prior to the date of the 2009 annual meeting or the 10th day following the day on which notice of the date of the 2009 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126 or by contacting the SVP, Investor Relations and Global Communications at (305) 378-7696.

Annual Report

This proxy solicitation material has been mailed to certain of our shareholders with the annual report to shareholders for the fiscal year ended June 30, 2008; however, it is not intended that the annual report be a part of the proxy statement or this solicitation of proxies.

Shareholders are respectfully urged to vote their shares as promptly as possible.

By Order of the Board of Directors

Anne Chwat General Counsel and Secretary

October 8, 2008

BURGER KING HOLDINGS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRGRK1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

BURGER KING HOLDINGS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.	0	0	0
Vote on Directors

1.	ELECTION OF DIRECTORS
Nominees:
	01) John W. Chidsey	06) Manuel A. Garcia
	02) Richard W. Boyce	07) Sanjeev K. Mehra
	03) David A. Brandon	08) Stephen G. Pagliuca
	04) Ronald M. Dykes	09) Brian T. Swette
	05) Peter R. Formanek	10) Kneeland C. Youngblood

Vote on Proposal		For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2009.		0	0	0

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2.

For address changes and/or comments, please check this box and write them on the back where indicated.	0

Please indicate if you plan to attend this meeting.	0 0

	Yes No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BURGER KING HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF

SHAREHOLDERS

NOVEMBER 20, 2008

The shareholder(s) hereby appoint(s) Anne Chwat and Ben K. Wells, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Burger King Holdings, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on November 20, 2008, at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, FL 33126, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE